AGREEMENT FOR

THE DEVELOPMENT AND OPERATION

OF THE ST. LUCIE GASIFICATION FACILITY

BETWEEN

ST. LUCIE COUNTY, FLORIDA,

AND

GREEN3POWER ST. LUCIE, LLC

TABLE OF CONTENTS

AGREEMENT FOR THE DEVELOPMENT AND OPERATION OF THE ST. LUCIE GASIFICATION FACILITY

This "Agreement for the Development and Operation of the St. Lucie Gasification Facility" ("Agreement") is dated and effective as of __________, 2015 ("Effective Date"), by and between St. Lucie County, Florida ("County"), a political subdivision of the State of Florida, and Green3Power St. Lucie, LLC ("Developer"), a limited liability company duly organized and existing under the laws of the State of Florida.

RECITALS

WHEREAS, pursuant to Section 403.706(1), Florida Statutes, the County is responsible for providing facilities for the disposal of the Municipal Solid Waste ("MSW") generated in the County; and

WHEREAS, the County currently conducts various Solid Waste management activities at a central facility and complex ("Complex") located at 6120 Glades Cut-Off Road in St. Lucie County, Florida; and

WHEREAS, the County's Complex includes the County's Class I Landfill, a disposal area for Construction and Demolition Debris ("C&D Debris"), an area for managing Yard Waste, a Baling Building, and related facilities; and

WHEREAS, the County issued a Request for Qualifications ("RFQ") from firms that are qualified to Process the County's Municipal Solid Waste using innovative conversion technologies; and

WHEREAS, Developer submitted a statement of qualifications in response to the County's Request for Qualifications (RFQ No. 14-057); and

WHEREAS, the County has reviewed and relied upon the statement of qualifications and other information provided by the Developer concerning the Developer's experience and ability to provide the services required under this Agreement; and

WHEREAS, after evaluating all of the proposals that were submitted in response to the County's RFQ, the County finds that the Developer has submitted the best proposal; and

WHEREAS, the County wishes to use and the Developer wishes to provide its services, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and the mutual benefits provided hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that they shall be bound by and shall comply with the following provisions in this Agreement:

1. THE BASIS FOR THIS AGREEMENT

1.1 General Scope of Services.

This Section 1.1 describes the general scope of the Parties' duties under this Agreement. The general requirements in this Section 1.1 are supplemented by the specific requirements in other sections of this Agreement. Subject to the conditions contained herein:

(a) the County will lease a parcel of land (i.e., the "Site") at the Complex to the Developer;

(b) the Developer will design, permit, finance, construct, own, operate, and maintain a gasification facility ("Facility") on the County's Site;

(c) the Developer will build a new Maintenance Building and new Office Building for the County at the Complex, demolish the County's existing Maintenance Building and Office Building, and then begin construction of the Facility;

(d) when the Facility is built, the County will deliver certain types and quantities of Solid Waste to the Facility, which the Developer will Process in the Facility;

(e) the Developer will use the Facility to gasify waste material for the County and then the Developer will use the synthesis gas to generate electricity and produce Diesel Fuel;

(f) the County will pay Processing Fees to Developer for Processing the County's Solid Waste;

(g) Developer will pay all costs and receive all revenues associated with the Processing of Solid Waste, the production of electricity and Diesel Fuel, and the Developer's other activities at the Facility;

(h) Developer will operate and maintain the County's existing C&D Recycling Facility;

(i) Developer will provide all labor, services, supervision, materials, and equipment necessary to fulfill Developer's obligations under this Agreement;

(j) Developer will comply at all times with the requirements in this Agreement and Applicable Law;

(k) Developer will perform all of its work and fulfill all of its obligations under this Agreement at Developer's sole expense, in exchange for the Processing Fees and other payments that are expressly authorized herein; and

(l) Upon the expiration or termination of this Agreement, the Developer will close the Facility and remove its equipment and personal property from the Site.

1.2 Definitions.

The capitalized words and phrases in this Agreement are defined in Schedule 1. The definitions contained in Schedule 1 shall be used when interpreting this Agreement. If a definition contained in Schedule 1 conflicts with a similar definition in a federal, state, or local law, the definition contained in Schedule 1 shall prevail when construing this Agreement.

1.3 Schedules.

The following Schedules are attached to and made a part of this Agreement:

Schedule 1 - Definitions

Schedule 2 - Preliminary Site Development Plan (Existing Facilities; Proposed Facilities)

Schedule 3 - Diagram of the Facility's major components, including the air pollution control devices

Schedule 4 - Schedule of Processing Fees

Schedule 5 - Necessary Permits and Approvals

Schedule 6 - Sample Calculations of CPI Adjustments

Schedule 7 - Boiler Feedwater Standards

Schedule 8 - Specification for No. 2 Diesel Fuel

1.4 Future Contracts.

This Agreement provides a general description of the Parties' obligations to each other. The Parties anticipate that the provisions in this Agreement will be supplemented in the future by several other contracts, including the following:

(a) A Lease for the Site;

(b) A contract concerning the Developer's operation of the County's C&D Recycling Facility; and

(c) A contract concerning the Developer's construction of a new Maintenance Building and a new Office Building

2. TERM OF AGREEMENT

This Agreement shall take effect and be binding on the Parties from the Effective Date until the date when this Agreement expires or is terminated. The initial term of this Agreement shall expire on the twentieth (20th) anniversary of the Commencement of Operations. At the end of the initial term, this Agreement shall be renewed automatically and extended for an additional

term of ten (10) years, unless one Party provides written notice to the other Party on or before the eighteenth (18th) anniversary of the Commencement of Operations that it does not wish to renew this Agreement. During any renewal term, the Parties shall be subject to the conditions and limitations that are contained herein, unless the Parties agree otherwise.

3. CONDITIONS PRECEDENT

3.1 Conditions Precedent for Developer's Obligations.

The Developer shall have no obligation to construct or operate the Facility pursuant to this Agreement unless the Developer concludes that all of the following conditions precedent have been completed to the Developer's satisfaction or the Developer decides to waive the conditions precedent:

(a) County Real Estate Documents. Developer and the County enter into a Lease and all other easements, right-of-way, and similar agreements that are necessary to allow Developer to construct and operate the Facility on the Site.

(b) Diesel Fuel Agreements. Developer enters into one or more contracts with the County and/or third parties for the sale of all of the Diesel Fuel produced by the Facility.

(c) Final Design. Developer shall prepare the Final Design for the construction and operation of the Facility, including the detailed design reports, drawings, and specifications for the gasification equipment and the improvements to the Site.

(d) Governmental Permits. Developer and the County obtain all of the Permits necessary for them to fulfill their respective obligations concerning the construction and operation of the Facility.

(e) Utility Services. Developer obtains all necessary Utility Services for the construction, operation and maintenance of the Facility.

(f) Financing. Developer obtains financing for the construction of the Facility and closes the necessary financing transactions.

(g) Interlocal Agreement. The County and the City of Port St. Lucie enter into an interlocal agreement for the supply of Solid Waste to the Facility.

3.2 Obligation to Accomplish Conditions Precedent.

The Parties shall use Commercially Reasonable Efforts to complete their respective tasks concerning the conditions precedent identified in Section 3.1, above. Developer shall commence such efforts promptly after the Effective Date and shall diligently and continuously pursue such efforts until (a) the conditions precedent are accomplished or (b) the Developer concludes that such conditions cannot reasonably be accomplished. Upon the occurrence of (a) or (b), the Developer shall promptly give notice to the County.

3.3 Failure to Accomplish Conditions Precedent.

The Developer shall have the exclusive right to determine whether the conditions precedent in Sections 3.1(a) through (g) have been accomplished. If the Developer concludes that one or more of the conditions precedent in Section 3.1 have not been or cannot reasonably be accomplished, the Developer may terminate this Agreement pursuant to Section 10.5, below, at any time before the Commencement of Construction.

4. PROCESSING CAPACITY OF THE FACILITY

4.1 Upon and after the Commencement of Operations, each week the Facility shall Process approximately seven thousand (7,000) Tons of Solid Waste, which shall consist of the following types and quantities of Solid Waste:

- MSW — 3,300 Tons each week;
- Yard Trash — 863 Tons each week;
- C&D Debris — 735 Tons each week;
- Waste Tires — 352 Tons each week; and
- Excavated Waste — 1,750 Tons each week.

With regard to the five (5) types of Solid Waste identified above, the actual quantities of waste Processed in the Facility may vary, but the total amount shall not be less than seven thousand (7,000) Tons per week. The quantity of Excavated Waste may be adjusted, as necessary, to provide the required quantity of waste for the Facility's production of Diesel Fuel, subject to the limitations in Section 6.1(d), below.

4.2 The Facility shall be capable of receiving, sorting, and preparing one thousand two hundred (1,200) Tons of Solid Waste each day for use as Refuse Derived Fuel in the Facility's gasification equipment.

4.3 The gasification equipment in the Facility shall be capable of Processing one thousand (1,000) Tons of Solid Waste each day. This value is approximately equivalent to seven hundred twenty-nine (729) Tons of Refuse Derived Fuel each day.

4.4 The Processing capacity of the Facility shall be measured in TPD, based on the amount of MSW, C&D Debris, Yard Waste, Waste Tires, and Excavated Waste that is accepted and Processed by the Facility. The Processing capacity of the Facility shall be determined by calculating the Facility's average performance over a period of thirty (30) consecutive days, except as otherwise expressly provided herein.

5. FACILITY DEVELOPMENT OBLIGATIONS

5.1 The Parties' Obligations Prior to Commencement of Operations.

Subject to the other provisions of this Agreement, the development and operation of the Facility will proceed as follows:

(a) General Obligation to Develop Facility. The Parties shall work diligently and in good faith to accomplish their respective tasks under this Agreement so that the Developer can begin the construction of the Facility in a timely manner.

(b) Permits. The County currently has all Permits required to operate the Complex as it is currently operated. The County shall be responsible for obtaining the Permits (including Permit modifications) necessary to perform its obligations under this Agreement. The Developer shall be responsible for obtaining all Permits necessary to perform its obligations under this Agreement. The Parties shall cooperate with each other and shall perform all administrative tasks necessary to assist each other with their respective efforts to obtain the necessary Permits, but neither Party is obligated to incur any out-of-pocket expenses to assist the other Party with its efforts to obtain the necessary Permits.

(c) Coordination of Construction Activities. Developer and the County shall cooperate and coordinate with each other to ensure that the Developer's construction activities on the Site do not unreasonably interfere with the County's operations on the Complex. At least once each month from the Effective Date until the Commencement of Operations, the Developer shall meet with the Director to discuss the Developer's plans for the construction and operation of the Facility.

(d) Commencement of Construction. Before the Commencement of Construction occurs, the Developer must obtain all of the funds necessary to pay for the construction of the Facility. The Commencement of Construction shall be deemed to occur on the date when the Developer delivers a "notice to proceed" to the Developer's general contractor for the construction of the Facility and the related improvements on the Site. On the same day, the Developer shall send a copy of the notice to proceed to the Director. The Commencement of Construction must occur no later than five hundred forty-five (545) days after the Effective Date, unless an extension of this deadline is granted (1) for a Force Majeure event pursuant to Section 11 of this Agreement or (2) with the written consent of both Parties. The County's sole and exclusive remedy for Developer's failure to achieve Commencement of Construction before this deadline is to terminate this Agreement in the manner provided in Section 10, below. Developer shall not have any liability to the County for monetary or other damages solely because Developer did not achieve Commencement of Construction before the deadline. The County shall not have any liability to Developer for monetary or other damages solely because the County exercised its right to terminate this Agreement pursuant to this Section 5.1(d).

(e) Developer's Plans for Proposed Site Development. The Developer's preliminary Site Development Plan is attached hereto in Schedule 2. Developer shall provide the Director with copies of the Developer's updated Site Development Plans whenever the plans are revised materially. The County shall have the right to review and approve all of the Developer's proposed Site Development Plans, before the Developer begins construction of any improvement on the Site. The County's right to approve the Developer's Site Development Plans shall be limited to whether, and the extent to which, the Developer's Site Development Plans: (1) are in compliance with the County's land development regulations, building codes, and other Applicable Laws that are within the County's jurisdiction and applicable to the proposed development; (2) are in compliance with the requirements in this Agreement; and (3) will unduly interfere with the County's structures and operations on the Complex. The County's deadline for

completing its review of the Developer's Permit Drawings and Final Design shall be twenty-one (21) days after the Director receives a complete plan and all necessary supporting information, or the deadline established by any Applicable Law, whichever is less. The Site Development Plans provided to the County pursuant to this Section 5.1(e) shall identify the location of the Developer's improvements to the Site, such as buildings, roads, pipes, aboveground and underground utilities, and related infrastructure, but the Developer is not required to provide the County with the Developer's trade secrets (e.g., detailed equipment specifications).

(f) Replacement of County's Maintenance Building and Office Building. The Developer's preliminary Site Development Plan in Schedule 2 indicates that the Facility will encroach upon the County's Maintenance Building and Office Building. If the Developer deems it necessary, the Developer may demolish the County's Maintenance Building and Office Building. However, the Developer shall construct replacement buildings for the County and the County must relocate its operations to the replacement buildings before the Developer demolishes the existing buildings. The replacement buildings shall be located at the Complex, as shown on Schedule 2. The replacement buildings shall, in all material respects, be at least equal to the existing buildings. The County shall have the right to review and approve the plans and specifications for the replacement buildings before the Developer commences construction of the replacement buildings. The contract for the construction of the replacement buildings, including the requirements for the Developer's insurance and the public construction bonds needed pursuant to Section 255.05, Florida Statutes, must be approved and executed by the Parties before the Commencement of Construction. The Developer shall be responsible for taking all actions and paying all expenses associated with the design, permitting, financing, and construction of the replacement buildings, as well as the demolition of the existing buildings. Subject to Section 5.1(b), above, the County shall assist the Developer with its efforts to obtain the building permits and other approvals from the City of Ft. Pierce.

(g) Leachate Pipeline. The County shall design, permit, finance, construct, operate, and maintain a pipeline that the County shall use to convey all of the leachate from the County's Class I Landfill to the Interconnection Point at the boundary of the Site. The Developer shall design, permit, finance, construct, operate, and maintain a pipeline that the Developer shall use to convey all of the leachate from the Interconnection Point to the water treatment system that the Developer will build and operate in the Facility. The County and Developer shall coordinate their respective activities to ensure that the pipeline is installed and operational at least ninety (90) days before the Developer's deadline for completing the Startup and Commissioning Period pursuant to Section 5.1(i), below. However, neither Party shall begin construction of the leachate pipeline before the Commencement of Construction. During and after the Startup and Commissioning Period, the County shall provide the Developer with all of the leachate that the Developer requests, up to the total amount that the County's Class I Landfill produces. Leachate from the Class I Landfill shall be treated by Developer in the Facility's water treatment system to Boiler Feedwater Standards (see Schedule 7) and then used as makeup water in the Facility. The County shall not receive a fee from the Developer for delivering the County's leachate to the Interconnection Point. The Developer shall not receive a fee from the County for using and disposing of the County's leachate. The County provides no warranty or guarantee concerning the quality, composition, or other physical or chemical characteristics of the leachate that the County will provide to the Developer.

(h) Developer's Operations Plan. The Developer shall submit an Operations Plan to the Director at least thirty (30) days before the Commencement of Operations. In general, the Operations Plan shall describe the measures to be used by Developer to ensure that its operations do not cause Objectionable Odors in off-Site areas or nuisance conditions. At a minimum, the Operations Plan shall describe the Developer's specific plans for controlling odors, leachate, noise, dust, and litter resulting from the operation of the Facility. The Developer shall use Commercially Reasonable Efforts to control these aspects of the Facility operations. The Operations Plan also shall contain the Developer's plans for: (1) handling Hazardous Waste, if any is delivered to the Facility; and (2) responding to emergency conditions, such as fires, accidents, and hurricanes. The County may submit comments to the Developer concerning the Operations Plan, but the County shall have no right to approve or reject the Operations Plan, except for the right to require the Developer to use Commercially Reasonable Efforts to control odors, leachate, noise, dust, and litter. The Operations Plan shall be revised and resubmitted to the County within thirty (30) days whenever there is a change in the Developer's operations that is reasonably likely to increase the odor, leachate, noise, dust, or litter from the Developer's operations and whenever the Developer's operations cause Objectionable Odors in off-Site areas.

(i) Completion of Construction and Startup and Commissioning of the Facility. The Startup and Commissioning Period shall begin upon the Completion of Construction. Developer shall complete the Startup and Commissioning Period no later than five hundred forty-five (545) days after the Commencement of Construction, unless an extension of this deadline is granted (1) for a Force Majeure event pursuant to Section 11 of this Agreement or (2) with the written consent of both Parties. The completion of the Startup and Commissioning Period shall be deemed to occur when Developer provides written notice to the Director in compliance with Section 5.1(j), below. The County's sole and exclusive remedy for Developer's failure to meet this deadline is to terminate this Agreement in the manner provided in Section 10, below. Developer shall not have any liability to the County for monetary or other damages solely because Developer did not complete the Startup and Commissioning Period before the applicable deadline. The County shall not have any liability to Developer for monetary or other damages solely because the County exercised its right to terminate this Agreement pursuant to this Section 5.1(i). However, if this Agreement is terminated pursuant to this Section 5.1(i), Developer shall restore the Site in compliance with the requirements in Section 10.4, below.

(j) Commencement of Operations. When the Startup and Commissioning Period is completed, Developer shall provide the Director with written notice certifying that the Facility is capable of Processing at least seven thousand (7,000) Tons each week of Solid Waste (as described in Section 4.2, above) on a continuous basis. The Commencement of Operations shall be the date when the County receives such notice.

5.2 County's Responsibilities During Facility Operations.

The County shall be responsible for the following activities when the Facility is operational, including the Startup and Commissioning Period:

(a) Delivery of Solid Waste. Subject to the conditions herein, the County shall deliver Solid Waste, or cause Solid Waste to be delivered, to the Delivery Point.

(b) Scales and Weighing. The County currently operates scales, a scalehouse, and automated data collection systems to measure and record the weight of the vehicles delivering Solid Waste to the Complex. After the Commencement of Construction, the County shall use its scales, scalehouse, and automated data collection systems to measure and record the weight of the Solid Waste that is delivered to the Facility. Upon the Developer's request, the County also shall weigh the Ash, Recyclable Materials, Prohibited Waste, and other materials removed from the Facility. The County shall record the following information for each vehicle that the County weighs at its scalehouse pursuant to this Agreement: (1) the date and time when the vehicle was weighed; (2) the name of the company or entity that delivered or removed materials from the Complex; (3) the vehicle identification number; (4) the vehicle's gross and tare weights; (5) the type of Solid Waste or other material in the vehicle's Load; and (6) the origin of the Solid Waste or other material in the vehicle's Load (e.g., a third party). The County shall provide this information to the Developer within five (5) Business Days after the month in which the information is collected. The County also shall inspect and calibrate its scales at least once each Billing Year. The County shall promptly provide Developer with copies of all test reports the County receives concerning the inspection and calibration of the County's scales.

(c) Traffic Control on the Complex. The County will be responsible for placing signs on the Complex and otherwise directing vehicles to the Facility or the Landfills, as appropriate.

(d) Receiving Time at the Complex. The County shall operate the scalehouse and scales during the Receiving Time at the Complex, which currently is 6:00 A.M. until 5:00 P.M. each Business Day, and 6:00 A.M. until 2:00 P.M. each Saturday, except Holidays. Upon and after the Commencement of Operations, the County will operate the scalehouse and scales from 6:00 A.M. until 8:00 P.M., seven (7) days each week, except Holidays. However, the Director can reduce the Receiving Time at the Complex whenever the operations at the Facility will be curtailed, if both Parties agree that such action is appropriate. The Director also may reduce the Receiving Time at the Complex to the current hours of operation (i.e., 6:00 A.M. until 5:00 P.M. each Business Day, and 6:00 A.M. until 2:00 P.M. each Saturday, except Holidays) during a Planned Outage at the Facility and whenever the Facility is Processing less than five hundred fifty (550) TPD of Solid Waste, as determined on a daily basis rather than a thirty (30) day average. Further, the Director may reduce the Receiving Time at the Complex so that it is the same as the Receiving Time at the Facility, if the Developer decides to reduce the Receiving Time at the Facility pursuant to Section 5.3(d), below.

5.3 Developer's Responsibilities During Facility Operations.

Developer shall be responsible for conducting all of the operations in the Facility and on the Site, including the operation of the gasification units (thermal conversion systems), Diesel Fuel production and storage systems, waste sorting and management systems, water treatment systems, and the electrical power generation system. Among other things, the Developer shall be responsible for the following activities when the Facility is operational, including the Startup and Commissioning Period:

(a) Baling Building Operations. The "tipping floor" of the Baling Building shall be the Delivery Point for all of the Solid Waste delivered to the Facility by or on behalf of

the County, unless the Parties agree otherwise. After the Solid Waste is unloaded inside the Baling Building, the Developer shall sort the waste and prepare Refuse Derived Fuel for use in the Facility's gasification units.

(b) Transporting Solid Waste. Developer shall be responsible for moving and managing all of the Solid Waste after it is delivered to the Delivery Point. More specifically, Developer shall be responsible for moving all Solid Waste (except Prohibited Waste, which shall be handled pursuant to Section 6.7 herein) from the Delivery Point and transporting it to an appropriate location for storage, recycling, Processing, reuse, or disposal, either on or off of the Site, as appropriate. The Developer also shall be responsible for moving all Ash, By-Products, Recyclable Material, and other material on and off of the Site.

(c) Timely Ingress and Egress at Facility. Developer shall direct and control the vehicular traffic on the Site, including the traffic into and out of the Baling Building. Developer shall design and operate the Facility in a manner that allows County Vehicles to enter the Facility, unload, and leave the Site within twenty (20) minutes after the vehicles leave the County's scalehouse on their way to the Site. If a County Vehicle cannot achieve this schedule because of delays it experiences on the Site, the County may allow the County Vehicle to unload at the Landfills, notwithstanding the County's obligation to deliver Solid Waste to the Delivery Point pursuant to Section 6.1(a), below. The County also may allow County Vehicles to unload at the Landfills if a queue of vehicles extends from the Baling Building to the intersection where the access road to the Site veers off from the County's access road to the Landfills. This intersection is shown on Schedule 2.

(d) Receiving Time at the Facility. When the Facility is operating, the Receiving Time at the Facility shall be 6:00 A.M. until 8:00 P.M., every day of the year, except Holidays. However, the Developer may reduce the Receiving Time at the Facility if the County agrees in writing that the change in the Receiving Time at the Facility will not unduly hinder the County's ability to provide Solid Waste to the Facility in compliance with the requirements in Section 6, below. The Receiving Time at the Facility shall be extended, when requested by the Director, if necessary to enable the County to deliver Excavated Waste to the Facility in compliance with the requirements in Section 6, below.

(e) Utility Services. The Developer shall obtain and pay for all Utility Services necessary for the construction, commissioning, operation and maintenance of the Facility.

(f) Developer's As-Built Plans. Within sixty (60) days after the Completion of Construction, the Developer shall provide the Director with a copy of the as-built plans for the Facility. The Developer shall update its as-built plans whenever the Developer performs additional construction on the Site. The updated plans shall be provided to the Director within sixty (60) days after the completion of any such construction. The content of the as-built plans shall be the same as the Site Development Plans described in Section 5.1(e), above.

(g) Maintenance of the Facility. Throughout the Term of this Agreement, the Developer shall maintain the Facility and the associated equipment in compliance with the manufacturer's recommendations. Developer also shall repair and refurbish the Facility, as

needed, to maintain the Facility's Processing capacity at or above seven thousand (7,000) Tons per week of Solid Waste (as described in Section 4.1, above). In October of each Billing Year, the Developer shall certify to the County that the Processing capacity of the Facility meets or exceeds this requirement. If the Facility does not meet this requirement, the Developer shall perform all repairs necessary to restore the Facility's Processing capacity to this level.

5.4 Developer's Operation of C&D Recycling Facility.

The County and the Developer wish to have the Developer operate and maintain the County's C&D Recycling Facility for the County. To implement this concept, the County and the Developer expect to negotiate and execute a mutually acceptable contract that will establish the specific requirements governing the Developer's operation of the C&D Recycling Facility. If this contract is executed before the Commencement of Operations, the Developer shall take possession of the C&D Recycling Facility upon the Commencement of Operations, unless the Parties mutually agree to an earlier date.

5.5 Developer's Closure of Facility.

When this Agreement expires or terminates, the Developer shall close the Facility in compliance with Applicable Law. In addition, the Developer shall remove all of the Solid Waste, By-Products, Rejectable Materials, Ash, and similar materials from the Site. The Developer also shall remove its gasification equipment, fuel production equipment, and personal property from the Site, unless the Parties agree otherwise. However, the Developer shall have no obligation to remove the buildings or the building foundations that the Developer constructed on the Site.

5.6 Developer's Obligation to Hire Locally

The Developer shall use its best efforts to hire qualified local residents to work on the construction and operation of the Facility. The Developer shall coordinate with the County to ensure that the Developer's need for qualified local employees is well publicized in the County. When hiring employees, the Developer shall give priority to the employment of local applicants that meet the Developer's criteria for skills and experience.

5.7 County's Right to Purchase Diesel Fuel.

The County shall have the right to purchase part or all of the Diesel Fuel produced by the Developer at the Facility. The Developer shall sell the Diesel Fuel to the County at a rate that is at least five percent (5%) less than the current market rate for No. 2 diesel fuel, excluding taxes and other governmental fees. The County's right to purchase Diesel Fuel from the Developer shall expire unless the County provides written notice to the Developer that it wishes to make such purchase and the notice is delivered within sixty (60) days after the Effective Date. If the County fails to give timely notice, the County's right to purchase Diesel Fuel from the Developer shall be limited to the amounts, if any, that the Developer elects to make available to the County.

6. SUPPLY OF SOLID WASTE TO THE FACILITY

6.1 County's Obligation to Deliver and Developer's Obligation to Process Solid Waste.

(a) Subject to the conditions contained herein, whenever the County's Franchisee or any other Person delivers New Class I Waste to the Complex, the County must instruct that Person to deliver the New Class I Waste to the Delivery Point. In this manner, the County shall cause New Class I Waste to be delivered to the Facility. Subject to the conditions contained herein, Developer must accept and Process all of the New Class I Waste that the County delivers or causes to be delivered to the Facility.

(b) At its option, Developer may request the County to deliver (or cause to be delivered) some or all of the New C&D Debris, New Yard Trash, and Waste Tires that are received by the County at the Complex. Upon request, the County must deliver (or cause to be delivered) to the Facility all of the New C&D Debris, New Yard Trash, and Waste Tires that are received at the Complex and requested by the Developer. Developer must accept and Process all of the New C&D Debris, New Yard Trash, and Waste Tires that Developer requests and receives from the County.

(c) If the Developer requests and Processes all of the New Class I Waste, New Yard Trash, and New C&D Debris that is received by the County at the Complex, Developer may request the County to deliver Excavated Waste to the Facility for Processing. In such circumstances, the County must deliver the amount of Excavated Waste that is requested by the Developer, subject to the limits in Section 6.1(d), below. Developer must accept and Process all of the Excavated Waste that Developer requests and receives from the County. In all cases involving a request for Excavated Waste, the Developer must provide reasonable advance notice to the Director, as determined by the Director under the circumstances. When responding to the Developer's requests for Excavated Waste, the County shall have the right to decide whether it will provide Excavated Class I Waste, Excavated Yard Waste, and/or Excavated C&D Debris to the Developer. The County currently anticipates that, as its first priority, the County will provide Excavated C&D Debris to the Developer.

(d) Notwithstanding anything else contained herein, the County shall have no obligation to provide the Facility (1) more than seven hundred fifty (750) Tons of Excavated Waste on any day or (2) any Excavated Waste on a Holiday.

6.2 County's Obligation to Sort Solid Waste.

(a) For approximately fourteen (14) years, the County has compacted and baled the Class I Waste before placing such waste in the Class I Landfill. If the County delivers bales of Excavated Class I Waste to the Developer, the County does not need to sort or screen the Excavated Class I Waste before the Excavated Class I Waste is taken to the Delivery Point. If the County delivers Excavated Class I Waste that was not baled before it was placed in the Class I Landfill, the County shall use a Trommel or similar mechanism to reduce the amount of soil that is mixed in with the Excavated Class I Waste, before the County delivers the Excavated Class I Waste to the Delivery Point. The County must use a Trommel or similar mechanism to reduce the amount of soil in any Excavated Yard Trash or Excavated C&D Debris that the

County delivers to the Delivery Point. With regard to Excavated C&D Debris, the County may deliver the Excavated C&D Debris to the County's C&D Recycling Facility (i.e., instead of the usual Delivery Point) and use a vibrating screen (i.e., instead of a Trommel) to reduce the amount of soil in the Excavated C&D Debris. In such cases, the Developer shall transport the Excavated C&D Debris from the C&D Recycling Facility to the location desired by the Developer.

(b) The County shall have no obligation to sort, segregate, screen, clean, or otherwise improve any New Solid Waste before the New Solid Waste is delivered by or on behalf of the County to the Delivery Point. Except as described in Section 6.2(a), above, the County shall have no obligation to sort, segregate, screen, clean, or otherwise improve any Excavated Waste before it is delivered by or on behalf of the County to the Delivery Point.

6.3 <u>The County's Legal Mechanisms for Delivering Solid Waste to the Facility</u>.

(a) The County currently has an exclusive franchise agreement with a Franchisee for the collection of Garbage and certain other types of Solid Waste generated in the unincorporated areas of the County. To the extent allowed by Applicable Law, the County shall: (1) continue to use franchise agreements and a Franchisee to control the collection of Garbage in the unincorporated areas of the County; and (2) continue to require its Franchisee to deliver all of the Garbage collected pursuant to the exclusive franchise agreement to the County's Complex, where the Franchisee will be directed to deliver the Garbage to the Developer at the Delivery Point.

(b) The County currently has an interlocal agreement with the City of Port St. Lucie for the collection and disposal of the Garbage generated in the City. Under this interlocal agreement, the City is obligated to deliver its Garbage to the County's Complex. The County shall endeavor to renew, extend, and maintain its interlocal agreement with the City throughout the term of this Agreement.

6.4 <u>Developer's Right to Accept Waste From Non-County Sources</u>.

(a) At its option, Developer may enter into contracts with third parties to accept and Process their Solid Waste at the Facility, if the County's deliveries of Solid Waste to the Facility are less than the Processing capacity of the Facility. Under such circumstances, the Developer may accept and Process the following types of Solid Waste at the Facility, without receiving any further approval from the County: (1) Waste Tires generated in St. Lucie County or elsewhere; and (2) incremental amounts of Class I Waste, Yard Trash, and/or C&D Debris when the Developer concludes, in its sole discretion, that such materials are needed to supplement the Solid Waste delivered to the Facility by the County. The Developer also may accept and Process other types of Solid Waste that the Developer receives from third parties, if the Developer receives the Board's prior written approval for such materials.

(b) Before the Developer accepts any Solid Waste from a third party for Processing at the Facility, the Developer must demonstrate that the Facility has the Processing capacity to accept and Process all of the MSW, Yard Waste, C&D Debris and Waste Tires that are being delivered to the Facility by or on behalf of the County. The amount of waste being

delivered to the Facility shall be determined as of the time when the Developer wishes to accept Solid Waste from a third party.

(c) In all cases, the Developer shall accept and Process all of the MSW, Yard Waste, C&D Debris, and Waste Tires that the County delivers to the Facility or causes to be delivered to the Facility. The Parties estimate, but do not guarantee, that as of the Commencement of Operations, the County's deliveries will be comprised of the types and quantities of Solid Waste that are described in Section 4.1, above.

(d) Before the Developer enters into a contract with a third party for the delivery of Solid Waste, Developer shall provide the County with thirty (30) days advance written notice. The Developer also shall work with the County to determine whether the County is able and willing to provide the additional Solid Waste that the Developer is seeking.

(e) Developer shall receive one-hundred percent (100%) of the fees, as negotiated by Developer, to be paid by third parties to Developer for Processing Solid Waste in the Facility. Developer shall be solely responsible for submitting invoices for and collecting payment of such fees. Developer shall be solely responsible for Processing, recycling, and/or disposing of all materials that Developer receives from third parties.

6.5 Recyclable Materials.

(a) Nothing contained herein shall be construed to restrict the County's right to maintain, promote, and expand its Recycling programs, including the County's right to increase the number and types of Recyclable Materials that the County recycles. Notwithstanding anything else contained herein, the County shall have no obligation to deliver Source Separated Recyclable Materials to the Facility.

(b) At its option, the Developer may remove any or all of the Recyclable Materials that are contained in the Solid Waste that is delivered to the Facility. With regard to Recyclable Materials that are removed from the Solid Waste by Developer, (1) Developer shall be solely responsible for the removal, recycling, reuse, and disposal of the Recyclable Materials and (2) Developer shall receive all revenues and shall pay all expenses associated with the removal, recycling, reuse, and disposal of the Recyclable Materials. Developer also shall pay all expenses associated with the disposal of any Solid Waste (e.g., rejects and residue) that is mixed with the Recyclable Material.

6.6 Rejectable Materials.

(a) Developer has the right to reject a Load of New Class I Waste if the Load contains more than a de minimis amount (i.e., five percent (5%), measured by weight or volume) of Rejectable Material. This right does not apply to New C&D Debris or New Yard Trash delivered by or on behalf of the County.

(b) If a Load of New Class I Waste is delivered by or on behalf of the County and the Load contains one or more items of Rejectable Material (e.g., concrete blocks) that can be removed easily from the Solid Waste, Developer shall use Commercially Reasonable Efforts to remove the Rejectable Materials from the Solid Waste and shall accept the remainder of the

Load. If the Developer removes Rejectable Material from the Solid Waste that is delivered by or on behalf of the County, the Developer may deliver such materials to the County's Class I Landfill or C&D Disposal Area, as appropriate. In such cases, the County shall dispose of the Rejectable Materials, without charging any Tipping Fee to the Developer.

(c) If the Developer rejects part or all of a Load that is that is delivered to the Facility by or on behalf of the Developer or third parties, the Developer may deliver the Rejectable Materials to the County's Landfills for disposal, subject to the limitations in Section 7, below. In such cases, the Developer shall pay the applicable Tipping Fee for the disposal of the Rejectable Materials.

6.7 Prohibited Waste.

The County shall not knowingly deliver and Developer shall not knowingly accept or Process any Prohibited Waste at the Site. Developer shall be responsible for determining whether any single item of Solid Waste or other material delivered to the Facility is Prohibited Waste. If any Person, including the County and Persons delivering on behalf of the County, delivers Prohibited Waste to the Site, Developer shall instruct that Person to remove the Prohibited Waste from the Complex, in compliance with the requirements in Section 6.8, below.

6.8 Developer's Inspection, Acceptance, and Rejection of County's Solid Waste.

(a) The Developer may inspect the Loads in County Vehicles at any time while the vehicles are on the Site, provided the inspections are consistent with the Developer's procedures for inspecting other vehicles and Applicable Law. The Developer shall have at least one trained spotter or operator on duty at the Delivery Point at all times when County Vehicles deliver Solid Waste to the Delivery Point. The Developer's spotter(s) or operator(s) shall inspect the County's Solid Waste when it is unloaded at the Delivery Point and they shall determine whether the Load contains Prohibited Waste. The Developer may refuse to accept part or all of any Load of Solid Waste if the Developer reasonably believes the rejected material consists of Prohibited Waste. If part of a Load in a County Vehicle consists of Prohibited Waste (e.g., a propane gas tank) that can be removed easily from the Load, the Developer may reject the Prohibited Waste, but the Developer shall accept the portion of the Load that is not Prohibited Waste.

(b) If the Developer reasonably believes that a County Vehicle is about to unload Prohibited Waste at the Site, the Developer shall immediately notify the driver of such vehicle that he or she cannot unload the Prohibited Waste. If a County Vehicle already has unloaded Prohibited Waste at the Site, the Developer shall immediately notify the driver, before the driver leaves the Site, that the Prohibited Waste has been rejected by the Developer. After notifying the driver, the Developer shall: (1) load the Prohibited Waste into the driver's vehicle; (2) place the Prohibited Waste in a roll-off container on the Site; (3) segregate the Prohibited Waste from the active areas of the Site; or (4) otherwise manage the Prohibited Waste in compliance with this Agreement and Applicable Law.

(c) In all cases, the Developer shall be deemed to have accepted the Solid Waste delivered in a County Vehicle when the Solid Waste is unloaded at the Site, unless the

Developer informs the driver of the County Vehicle, before the driver leaves the Site, that the waste is being rejected as Prohibited Waste and then (1) the Developer loads the Prohibited Waste back into the County Vehicle or (2) the Developer gives notice in compliance with the following requirements:

(i) within six (6) hours after informing the driver, the Developer shall orally notify the Director that the Developer has rejected the Prohibited Waste; and

(ii) within three (3) Business Days after rejecting the Prohibited Waste, the Developer shall provide written notice to the Director and the written notice shall state: the time and date when the Prohibited Waste was rejected; the name of the driver that delivered the Prohibited Waste; the identification number on the County Vehicle; the reason(s) for rejecting the Prohibited Waste; the estimated quantity of Prohibited Waste; and how the Developer has disposed of or will dispose of the Prohibited Waste.

(d) The procedures in this Section 6.8 must be followed if the Developer wishes to reject any Solid Waste that is unloaded at the Site by a County Vehicle. If the Developer fails to comply with these procedures, the Developer shall be deemed to have waived its right to reject the Prohibited Waste.

(e) Title, responsibility, and liability for all of the Solid Waste delivered in a County Vehicle shall pass to the Developer when such Solid Waste is accepted at the Site. The Developer shall arrange and pay for the disposal of all Solid Waste, including Prohibited Waste, that is accepted at the Site.

(f) If the Developer refuses to accept Solid Waste delivered by a County Vehicle, and the Developer complies with the requirements in this Section 6.8 for rejecting Prohibited Waste, the Developer may request the County to remove the Prohibited Waste from the Site when the Developer notifies the Director pursuant to Section 6.8(c)(i), above. The Director shall orally notify the Developer, within one (1) Business Day after receiving notice pursuant to Section 6.8(c)(i), whether the County will remove the Prohibited Waste at its cost. If so, the County shall remove such waste within five (5) days after receiving the Developer's oral request. In the alternative, within one (1) Business Day after receiving notice pursuant to Section 6.8(c)(i), the County shall authorize the Developer to arrange for the removal of the Prohibited Waste at the County's expense, subject to terms and conditions that are mutually acceptable to the Parties.

6.9 <u>Delivery of Solid Waste During the Startup and Commissioning Period</u>.

The County shall have no obligation to deliver (or cause the delivery of) Solid Waste to the Facility until the Startup and Commissioning Period. At least thirty (30) days before the beginning of the Startup and Commissioning Period, the Developer shall provide the Director with a written estimate of the amount of Solid Waste that the Developer will need each day of the Startup and Commissioning Period. During the Startup and Commissioning Period, the County shall deliver (or cause to be delivered) to the Facility as much New Solid Waste as the Developer reasonably requires to perform the startup and commissioning of the Facility, including the performance and compliance tests for the Facility, but the County is not required to

deliver more New Solid Waste than the County receives at the Complex. If the Developer also needs Excavated Waste during the startup and commissioning of the Facility, Developer shall provide reasonable advance notice and otherwise work closely with the Director to ensure that the County has the equipment and personnel available to provide the necessary quantity of Excavated Waste to the Facility. The County shall deliver the requested quantity of Excavated Waste, subject to the limitations in Section 6.1(d), above.

6.10 Storage of Waste Supply.

(a) The County only receives Loads of New Solid Waste during the Receiving Times at the Complex. The Facility, however, will operate continuously, twenty-four (24) hours per day and seven (7) days per week, except during Planned and Unplanned Outages. Accordingly, the Facility must be designed and constructed with enclosed areas where the Developer can store enough Solid Waste so that the Developer can continue to operate the Facility when the County is not delivering Solid Waste to the Facility. At a minimum, the Developer must design and construct the Facility with enclosed areas that have sufficient storage capacity to hold safely at least two thousand five hundred (2,500) Tons of Solid Waste or Refuse Derived Fuel.

(b) The County shall not deliver (or cause to be delivered) Solid Waste to the Facility if the Facility's enclosed storage areas are full or the Facility is otherwise unable to accept additional Loads of Solid Waste.

(c) If the Developer rejects any Solid Waste delivered by or on behalf of the County because the Facility does not have sufficient storage capacity or Processing capacity for such waste, the County's rejected waste may be disposed of by the County in its Landfills. The County will receive the Tipping Fees for such waste.

(d) Developer shall provide reasonable advance written notice to the Director if the Developer wants the County to deliver Excavated Waste for the Developer to stockpile in the storage area in the Facility. The County shall use good faith efforts to ensure that the Excavated Waste is delivered to the Facility within a reasonable time after it is requested, subject to the limitations in Section 6.1(d), above.

6.11 Waste Deliveries During Outages.

Developer shall provide the Director with reasonable advance written notice of each period when the Processing capacity of the Facility will be reduced as a result of a Planned Outage or other foreseeable condition. The Developer also shall provide the Director with written notice promptly after discovering that an Unplanned Outage or other unanticipated condition will reduce the Facility's Processing capacity. Developer's notice shall identify (a) the extent to which the Facility's Processing capacity has been or will be reduced, (b) the anticipated date and time when the Facility's Processing capacity will be restored, and (c) the amount of Solid Waste, if any, the Developer wishes to receive from the County during the period when the Facility's Processing capacity is reduced. During outages and reduced operations, all of the New Solid Waste that is delivered to the Complex by or on behalf of the County and not accepted by Developer will be disposed of in the County's Landfills. The County will receive all Tipping

Fees associated with such waste. During outages and reduced operations at the Facility, if the Developer rejects any Solid Waste delivered to the Complex by third parties pursuant to Section 6.4, such waste also may be rejected at the County's Landfills. If the County elects to accept such waste for disposal in the County's Landfills, the County shall receive all Tipping Fees for such waste.

6.12 Waste Processing Priorities.

The Developer will accept and Process Solid Waste at the Facility in the following order of priority:

(i) First, New Solid Waste delivered by or on behalf of the County;

(ii) Second, Solid Waste delivered to the Facility pursuant to Section 6.4, above; and

(iii) Third, Excavated Waste.

6.13 Exclusive Waste Processor.

The County agrees that it has not entered into and will not enter into any contracts with any Person, except Developer, for (a) the Processing or disposal of the New Solid Waste that is delivered to the Complex or (b) the recycling or reuse of the Solid Waste contained in the County's Landfills. However, if Developer rejects part or all of the County's New Solid Waste or Excavated Waste for any reason, the County may deliver (or cause another Person to deliver) the rejected Solid Waste to the Landfills or another appropriate facility for recycling, reuse, disposal or other purposes and the County may enter into appropriate contracts for the management of such Solid Waste.

6.14 Disclaimer Concerning Waste Composition.

The County does not guarantee and affirmatively disclaims any representations concerning the composition of the Solid Waste that the County will deliver or cause to be delivered to the Facility. The County's disclaimer covers and includes but is not limited to (a) the physical and chemical properties of the Solid Waste, (b) the moisture content of the Solid Waste, (c) the energy value (i.e., BTU content) of the Solid Waste, and (d) the amount of Recyclable Material, Rejectable Material, and other material in the Solid Waste.

6.15 No Limits on Origin of County Solid Waste.

This Agreement imposes no limits on the origin of the Solid Waste delivered to the Facility by or on behalf of the County. Among other things, the County may deliver (or cause to be delivered) Solid Waste generated outside the unincorporated areas of St. Lucie County, Florida, or Solid Waste generated by a Person other than the County. The County also may cause Solid Waste to be delivered by an agent (e.g., a Franchisee) or other third party, such as a municipality.

6.16 Monthly Communications Concerning Waste Supply.

The Manager shall deliver a Monthly Report to the Director on or before the tenth (10th) Business Day of each Billing Month. At a minimum, the Monthly Report shall provide the following information: (a) the amount of Solid Waste that was Processed at the Facility each day during the previous month; (b) the dates when there will be a Planned Outage or other known event that will reduce the operations at the Facility during the current Billing Month or any of the next six (6) Billing Months; (c) any information in Developer's possession that Developer reasonably expects may affect the County's plans concerning the delivery of Solid Waste to the Facility in the future; and (d) any other information reasonably requested by the Director. The Director and the Manager shall meet at least once each month to discuss the Monthly Report, any issues that may reasonably be expected to affect the delivery and acceptance of Solid Waste at the Facility, and other issues related to the Parties' obligations and performance under this Agreement.

6.17 Limitations Imposed Under Tropicana Contract.

Notwithstanding anything else contained herein, the County shall have no obligation to deliver any Excavated Class I Waste to the Developer if such delivery would constitute a breach of the County's obligations under its Landfill Gas Agreement (dated November 23, 2004) with Tropicana Manufacturing Company, Inc. ("TMC"). Based on the provisions of Section 5.7 of the Landfill Gas Agreement, the County cannot deliver Excavated Class I Waste to the Developer before September 30, 2020. However, subject to the other conditions herein, the County can and will deliver Excavated C&D Debris to the Developer until the County can deliver Excavated Class I Waste in compliance with the Landfill Gas Agreement. As noted in Section 6.1(c), the County anticipates that its first priority will be to deliver Excavated C&D Debris to the Developer, rather than Excavated Class I Waste.

7. USE OF COUNTY'S LANDFILLS

(a) The County has the right to restrict or reject the delivery of any Solid Waste or other material at the County's Landfills, subject to the limitations contained in this Agreement. The County also has the right to collect the then current Tipping Fees for the disposal of any Solid Waste or other material in the County's Landfills, except as otherwise expressly provided herein.

(b) Notwithstanding anything else contained herein, the Developer will not be allowed to dispose of more than one hundred (100) Tons of Rejectable Material in the Landfills on any day, unless the Developer receives the Director's prior written approval.

(c) The Developer will not be allowed to dispose of Ash in the Landfills, unless the Developer receives the Director's prior written approval.

(d) If a third party delivers Solid Waste or other material to the Complex for the Developer pursuant to Section 6.4, above, and such material is rejected by the Developer for any reason, the County may refuse to accept such material for disposal in the County's Landfills.

8. FEES AND REVENUES

8.1 The Developer's Invoices to the County.

(a) The County shall provide the Developer with scalehouse information pursuant to Section 5.2(b), above, to enable the Developer to prepare its invoices to the County. The Developer's invoice shall be in a format that is acceptable to the Director.

(b) The Manager shall submit the Developer's invoice to the Director no later than the twentieth (20th) Business Day of each Billing Month. The invoice shall provide the following information concerning the previous Billing Month: (1) the total amount of the Processing Fees owed to the Developer by the County; and (2) the total amount of any other fees or charges to be paid to Developer under this Agreement. The Developer's invoice shall include any supporting information reasonably requested by the Director. The County shall have the right to dispute the amount requested in the Developer's invoice, but all undisputed amounts shall be paid by the County in compliance with the Florida Prompt Payment Act.

(c) With regard to Section 8.1(b), above, the amount of the Processing Fees owed to the Developer shall be calculated by multiplying (1) the number of Tons of New Solid Waste delivered to the Facility by or on behalf of the County and Processed by the Developer during the Billing Month by (2) the applicable Processing Fee. The following table contains the applicable Processing Fees and it presents the basic format that should be used when calculating the total amount of the Processing Fees that are owed to the Developer each Billing Month:

Type of New Solid Waste Processed by Developer	Quantity of New Solid Waste Delivered by County and Processed by Developer During Billing Month (Tons)	Processing Fee (as adjusted for CPI)	Monthly Total (U.S. Dollars)
New Class I Waste		$20 / Ton	$
New Yard Trash		$10 / Ton	$
New C&D Debris		$10 / Ton	$
Waste Tires		$60 / Ton	$

(d) The County shall pay the Processing Fee for all New Solid Waste that is delivered to the Facility by or on behalf of the County and Processed in the Facility, including New Solid Waste that is delivered during the Startup and Commissioning Period.

(e) The County shall not pay any Processing Fee for: (1) any Excavated Waste that is Processed by the Facility; (2) any Solid Waste that is rejected by the Developer; (3) any Solid Waste that is not Processed in the Facility; (4) any Solid Waste that is delivered to the Facility by or on behalf of the Developer; and (5) any Solid Waste that is delivered to the Facility by a Person that is not acting on behalf of the County.

8.2 CPI Adjustments to the Processing Fee.

(a) On October 1, 2016 and each October 1 thereafter during the Term of this Agreement, the Processing Fees shall be adjusted to reflect the change in the Consumer Price Index ("CPI") during the previous year due to inflation or deflation. Specifically, the Processing Fees in Section 8.1(c), above, shall be adjusted by an amount that is equal to one hundred percent (100%) of the percentage change that occurred in the CPI during the most recent twelve (12) consecutive month period beginning on April 1 and ending on March 31. For example, with regard to the CPI adjustment on October 1, 2016, the relevant period will be April 1, 2015 through March 31, 2016.

(b) The percentage change in the CPI shall be calculated by using the following formula:

PC = CPI 1 divided by CPI 2, minus 1.0, multiplied by 100

Where:

PC is the percentage change in the CPI from one year to the next

CPI 1 is the CPI index number for the most recent April (e.g., April 2016)

CPI 2 is the CPI index number for April in the year before CPI 1 (e.g., April 2015)

(c) Notwithstanding anything else contained herein, a single CPI adjustment to the Processing Fees shall not increase the Processing Fees by more than four percent (4.0%) and there shall be no "catch up" adjustment to the Rates in future years. Stated differently, there will not be an adjustment to the Rates in the future to offset or mitigate the effect of the four percent (4.0%) "cap" in a year when the CPI adjustment would exceed four percent (4.0%), but for the four percent (4.0%) limitation contained herein.

(d) Notwithstanding anything else contained herein, the CPI adjustment shall result in an increase in the Processing Fee of one percent (1.0%) or more each year. Stated differently, the Processing Fee shall increase at least one percent (1.0%), even if the application of the formula set forth in Section 8.2(b), above, would result in a smaller increase or a reduction in the Processing Fees.

(e) If the CPI is discontinued or substantially altered, the County may select another relevant price index published by the United States government or by a reputable publisher of financial and economic indices.

(f) Schedule 6 contains sample calculations that demonstrate how the CPI adjustments will be calculated under hypothetical circumstances.

8.3 The County's Invoices to the Developer.

If the Developer owes any money to the County, the County shall submit the County's invoice to the Manager. The invoice shall provide the following information concerning the previous Billing Month: (1) the total amount of all Tipping Fees owed to the County by the Developer; and (2) the total amount of any other fees or charges to be paid to the County under this Agreement. The amount of the Tipping Fees owed to the County shall be calculated by determining the amount of Solid Waste delivered to the County's Landfills by or on behalf of the Developer during the relevant Billing Month and then multiplying that amount by the applicable Tipping Fee, except where this Agreement expressly provides that the County or a third party must pay the Tipping Fees. The County's invoice shall include any supporting information reasonably requested by the Developer. The Developer shall have the right to dispute the amount requested in the County's invoice, but all undisputed amounts shall be paid within thirty (30) days after the Developer receives the County's invoice.

8.4 Verification of Payment Amounts.

The County's acceptance and payment of any bill from the Developer, and the County's deduction of any amount from any payment due to the Developer, shall not be construed as an accord that the amount paid is the correct amount, nor shall it be construed as a release of any claim the County may have for additional sums payable from the Developer.

8.5 Late Payments.

Late payment of any invoice submitted hereunder shall bear interest at a rate determined pursuant to Section 55.03(1), Florida Statutes.

8.6 Developer's Revenues.

Any and all revenues derived by Developer from its operations under this Agreement shall be the exclusive property of Developer. The County shall have no claim or right to any portion of such revenues. Among other things, the provisions of this paragraph apply to and include the revenues derived by the Developer from the sale of the Facility's electricity, steam, Ash, By-Products, Recyclable Materials, Renewable Energy Credits, and synthetic diesel fuel.

8.7 Developer's Billings.

The Developer shall be solely responsible for billing and collecting any revenues or fees owed to the Developer. Among other things, the County shall not be responsible for submitting invoices to or collecting money from any third party that delivers Solid Waste to the Facility for the Developer pursuant to Section 6.4, above.

9. REPRESENTATIONS AND WARRANTIES

9.1 Developer's Representations, Warranties and Covenants.

Developer hereby represents and warrants as follows:

(a) Developer is a limited liability company formed, duly organized, validly existing, and in good standing under the laws of the State of Florida. Developer is qualified to do business in every jurisdiction necessary to carry on the business and operations contemplated by this Agreement. Developer has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement.

(b) The execution, delivery, and performance of its obligations under this Agreement by Developer have been duly authorized by all necessary corporate action, and do not and will not:

(i) require any consent or approval by any Governmental Authority other than that which has been obtained and is in full force and effect;

(ii) violate any Applicable Law or violate any provision in any formation documents of Developer;

(iii) result in a breach or constitute a default under Developer's formation documents or bylaws, or under any agreement relating to the management or affairs of Developer, or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Developer is a party or by which Developer or its respective properties or assets may be bound or affected; or

(iv) result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature upon or with respect to any of the assets or properties of Developer, as applicable, now owned or hereafter acquired.

(c) The obligations of Developer under this Agreement are valid and binding obligations of Developer, and enforceable against Developer by the County.

(d) The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Developer is a party, or any judgment, order, statute, or regulation that is applicable to Developer or the Facility.

(e) To the best knowledge of the Developer, all governmental approvals necessary for Developer's execution, delivery and performance of this Agreement have been duly obtained and are in full force and effect, except for those Permits identified by Developer in Schedule 5.

(f) Subject to Section 20.9 herein, Developer shall comply with all Applicable Laws in effect or that may be enacted during the Term of this Agreement.

(g) Developer has not employed or retained any Person, other than a bona fide employee working solely for Developer, to solicit or secure this Agreement, and Developer has not paid or agreed to pay any Person, other than a bona fide employee working solely for Developer, any fee, commission, percentage, gift or any other compensation contingent upon or resulting from the award or making of this Agreement.

(h) Developer is not subject to the restrictions in Sections 287.133 and 287.134, Florida Statutes, for a public entity crime.

(i) Developer is not listed or included in the Scrutinized Companies with Activities in the Sudan List or the Scrutinized Companies with Activities in the Iran Petroleum Energy List, which are created pursuant to Section 215.473, Florida Statutes.

9.2 County's Representations, Warranties and Covenants.

County hereby represents and warrants as follows:

(a) County is a political subdivision of the State of Florida. County has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement.

(b) The execution, delivery, and performance of its obligations under this Agreement by County have been duly authorized by all necessary action and do not:

(i) require any further consent or approval from the Board;

(ii) violate any Applicable Law;

(iii) result in a breach or constitute a default under any agreement relating to the management or affairs of County, or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which County is a party or by which County or its properties or assets may be bound or affected; or

(iv) result in, or require the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature upon or with respect to any of the assets or properties of County now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of County to perform its obligations under this Agreement.

(c) The obligations of County under this Agreement are valid and binding obligations of County, enforceable against the County by Developer.

(d) The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or agreement of any kind to which County is a party or any judgment, order, statute, or regulation that is applicable to County.

(e) To the best knowledge of County, all required governmental approvals necessary for County's execution, delivery and performance of this Agreement have been duly obtained and are in full force and effect, except for those Permits identified in Schedule 5.

10. DEFAULT AND REMEDIES

10.1 Termination Upon Default.

Either Party has the right to terminate this Agreement by providing notice to the other Party (a "Default Notice") upon the occurrence of an Event of Default with respect to the other Party that is not cured within the time periods set forth in Section 10.2, below. This Agreement shall terminate thirty (30) days after the Default Notice is delivered, unless the Parties mutually agree to a different date.

(a) "Event of Default" means with respect to a Party:

(i) The failure of that Party to make payment as required or perform any other material obligation under this Agreement;

(ii) That Party experiences an Insolvency Event; or

(iii) The making by that Party of a materially incorrect or misleading representation or warranty in this Agreement, provided that the Default Notice is delivered promptly after the other Party discovers the presence of such materially incorrect or misleading representation or warranty in this Agreement.

(b) "Insolvency Event" with respect to a Party means that either that Party:

(i) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iii) institutes or has instituted against it a proceeding (which is not dismissed within ninety (90) days of its filing) seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is not dismissed within ninety (90) days after it is filed;

(iv) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(v) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or

(vi) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets.

10.2 Notice and Right to Cure.

A Party shall not terminate this Agreement unless the following conditions are met:

(a) If a Party fails to make any monetary payment required by this Agreement, the Party entitled to such payment shall provide the Party obligated to make such payment a written notice specifying such failure. The Party receiving the notice shall have ten (10) Business Days to make the payment after receipt of such notice.

(b) With respect to any other obligation specified in this Agreement, the Party to whom such obligation is owed shall first provide the other Party a written notice specifying such failure. The Party receiving the notice shall have a thirty (30) day period after receipt of such notice to cure the failure of performance, if such performance is reasonably susceptible of being cured. With respect to any failure which is reasonably susceptible of being cured but cannot reasonably be cured within thirty (30) days, the Party obligated to take action must commence within such thirty (30) days all acts as will be necessary to cure such failure and the Party shall diligently and continuously work to complete such acts within a time period that is reasonable under the circumstances. If the defaulting Party satisfies these requirements, the time to cure the default shall be extended to include such additional time as is reasonably necessary to effect a cure, provided that the defaulting Party exercises continuous diligent efforts to cure the default during the extended cure period. In all cases, however, the time to cure shall not be longer than ninety (90) days after the non-defaulting Party sent notice to the defaulting Party. If a defaulting Party fails to cure the default within the cure period, the non-defaulting Party may terminate this Agreement.

(c) The County's right to exercise its remedies pursuant to this Section 10 is subject to the County's first delivering notice of an Event of Default to the primary lender that is providing financing for the Facility. In addition to any cure periods granted to Developer set forth in Section 10.2(a) and (b), above, the County shall afford to the primary lender an additional period of thirty (30) days from the date of such notice to cure the Event of Default or to cause a designee of such lender to assume the Developer's responsibilities under this Agreement and cure such Event of Default within such additional time period. The County's obligation to provide notice pursuant to this Section 10.2(c) shall apply only if the Developer's primary lender is identified to the County in compliance with Section 20.4 before the Event of Default occurs.

10.3 Remedies Upon Default.

Without limitation of any remedies provided in this Agreement, upon the occurrence and continuation of an Event of Default, the non-defaulting Party will have the right to pursue all remedies available at law or in equity, including specific performance. Additionally, the non-defaulting Party shall have the right to recover from the defaulting Party the actual damages it suffered as a result of the Event of Default. However, notwithstanding anything to the contrary contained herein, no Party shall be liable to the other Party for consequential, incidental, delay, cover, punitive, exemplary or indirect damages, lost profits or other business interruption damages, arising under or by statute, in tort or contract (except to the extent expressly provided herein). To the extent any damages to be paid hereunder are deemed liquidated, the Parties

acknowledge that such damages are difficult or impossible to determine, that otherwise obtaining an adequate remedy is inconvenient, and that the liquidated damages constitute a reasonable approximation of the harm or loss.

10.4 Restoration of Site.

If this Agreement is terminated due to an Event of Default by Developer, Developer shall remove the Facility and restore the Site, including the portions of the Baling Building used by Developer, to substantially the same condition the Site was in, normal wear and tear excepted, when possession of the Site was transferred to Developer, unless the County agrees otherwise in writing. Pursuant to Section 15 herein, Developer shall provide the County with a bond or other Financial Assurance Mechanism to ensure that Developer will restore the Site to such condition. Developer shall complete the restoration of the Site within one hundred eighty (180) days after the termination of this Agreement or the Developer shall forfeit automatically all of its right, title, and interest in the Facility to the County, without any further action being taken by either Party.

10.5 Termination for Convenience Before Commencement of Construction.

Developer shall have the right to terminate this Agreement at any time before the Commencement of Construction. Developer may exercise this right, with or without cause, for any or no reason, even if there has been no Event of Default by the County. Developer's right to terminate the Agreement pursuant to this Section 10.5 shall expire upon the Commencement of Construction.

10.6 County's Right to Withhold Payment.

If the Developer owes any Tipping Fees to the County and fails to pay such Fees in compliance with the schedule set forth in Section 10.2(a), above, the County may withhold the amount owed from the County's payments to the Developer for Processing Fees.

11. FORCE MAJEURE

11.1 Force Majeure.

An event of Force Majeure is defined in Schedule 1.

11.2 Effect of Force Majeure.

(a) Except as otherwise provided in this Agreement, each Party shall be excused from performance when non-performance was caused by a Force Majeure event but only if: (i) the non-performing Party gives the other Party notice describing the occurrence of the Force Majeure event pursuant to Section 11.3, below; (ii) the non-performance is of no greater scope and of no longer duration than is required by the Force Majeure event; and (iii) the non-performing Party continuously and diligently uses Commercially Reasonable Efforts to remedy its inability to perform.

(b) The existence of a Force Majeure event shall not relieve the Parties of any obligation under this Agreement (including payment obligations) to the extent that performance of such obligation is not precluded by the Force Majeure event.

(c) In no event will any delay or failure of performance caused by Force Majeure extend this Agreement beyond its stated Term.

(d) Notwithstanding any other provision in this Agreement to the contrary, in the event that any delay or failure of performance caused by Force Majeure continues for an uninterrupted period of ninety (90) days from its inception, the Party not claiming Force Majeure may, at any time following the end of such period if the Force Majeure event is still in effect, terminate this Agreement upon written notice to the affected Party.

11.3 Notification Obligations.

In the event of any delay or nonperformance resulting from a Force Majeure event, the Party claiming that a Force Majeure event has occurred shall notify the other Party immediately by telephone and/or email, and in writing within five (5) days of such occurrence. The notice shall describe the nature and cause of the Force Majeure, the date of commencement and the anticipated duration of the Force Majeure, and shall indicate whether any deadlines imposed hereunder may be affected by the event of Force Majeure. The notice shall describe the measures that have been taken and the measures that will be taken to mitigate or eliminate the effects of the Force Majeure event. A Party claiming that a Force Majeure event has occurred shall not be entitled to any relief unless and until conforming notice is provided. The Party claiming that a Force Majeure event has occurred shall notify the other Party of the cessation of the Force Majeure event or of the conclusion of the affected Party's cure for the Force Majeure event, in either case within two (2) Business Days thereof.

11.4 Duty to Mitigate.

The Party claiming that a Force Majeure event has occurred shall use its best efforts to cure the cause(s) preventing its performance of this Agreement and shall provide to the other Party weekly progress reports describing the actions taken to end the Force Majeure event and perform its obligations.

12. DISPUTE RESOLUTION

12.1 Mediation.

(a) All claims, disputes and controversies arising out of or related to the performance, interpretation, application or enforcement of this Agreement, including but not limited to claims for payment and claims for breach of this Agreement, may be referred to non-binding mediation before initiation of any adjudicative action or proceeding, at law or in equity, unless it shall be unreasonable to do so or an emergency situation or necessity dictates otherwise. All applicable statutes of limitations and defenses based on the passage of time shall be tolled while the mediation process is pending. The Parties will take all reasonable measures necessary to effectuate such tolling.

(b) Developer and the County agree to participate fully in the mediation process and conscientiously attempt to resolve their dispute. Each Party shall bear its own expenses in connection with the mediation. Both Parties shall pay equally for the services of the mediator. The mediation shall take place in St. Lucie County, Florida. The mediation shall be conducted in compliance with the rules adopted by the Florida Supreme Court and the provisions in Chapter 44, Florida Statutes.

12.2 Meeting with County Administrator and Board.

When a dispute between the County and the Developer is pending or threatened, Developer may attempt to resolve the dispute with the Administrator. Developer's written request shall be delivered to the Administrator and it shall describe Developer's proposed solution for resolving the dispute. The Parties may exchange additional information that is reasonably necessary to evaluate the disputed issue and Developer's proposal. The Administrator shall fully and fairly consider Developer's proposal in a timely manner. Upon request, the Administrator shall meet with Developer and discuss its proposal. If the Administrator rejects Developer's proposal in whole or in part, Developer shall be allowed to present its proposal to the Board at a duly noticed public meeting; provided, however, Developer must deliver its written proposal to the Board at least thirty (30) days before the public meeting. The Board may accept or reject Developer's proposal, or take other action that the Board deems appropriate, in the Board's sole discretion. If the Parties are unable to resolve the dispute under this Section 12.2, either Party may initiate a non-binding mediation process in accordance with the provisions of Section 12.1 above.

12.3 Litigation.

If either Party is dissatisfied after following the procedures in Sections 12.1 or 12.2, it may initiate litigation, subject to the provisions in this Agreement.

12.4 Disputes Relating to Termination For Cause.

Notwithstanding the other provisions in this Section 12, if any Party terminates this Agreement for cause, the terminating Party shall have the right, in its sole discretion, to proceed directly with litigation of any claims or disputes relating to the termination for cause and may include other claims and disputes unrelated to the termination, and shall not be required to submit such claims or disputes to mediation. In any litigation concerning or arising under this Agreement, the Parties shall pay their own costs, expenses, and attorneys' fees.

12.5 Waiver of Jury Trial.

The Parties agree that any claim filed in state or federal court concerning this Agreement shall be heard by a judge, sitting without a jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND PERMANENTLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL CONCERNING ANY MATTER THAT ARISES FROM OR IS BASED ON THE INTERPRETATION, APPLICATION, OR ENFORCEMENT OF THE TERMS OF THIS AGREEMENT.

12.6 Jurisdiction and Venue.

The Parties acknowledge and agree that with respect to any action, suit, or other proceeding (a "proceeding") to enforce, interpret, or apply the provisions of this Agreement, each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts in and for St. Lucie County, Florida, and waives any objection which it may have at any time to the laying of venue of any proceeding brought in any such court, and waives any claim that such proceeding has been brought in an inconvenient forum, and waives the right to object that such court does not have jurisdiction over such Party.

12.7 Governing Law.

The laws of the State of Florida shall govern the rights, obligations, duties, and liabilities of the Parties to this Agreement and shall govern the interpretation of this Agreement.

12.8 Sovereign Immunity.

Nothing in this Agreement shall be interpreted or construed to constitute a waiver of the County's common law sovereign immunity or the limits on liability set forth in Section 768.28, Florida Statutes, for tort claims.

12.9 Operations During Dispute.

If a dispute (that is not an Event of Default) arises between the County, the Developer, and/or any other Person concerning a Party's performance, obligations, rights, or compensation under this Agreement, the Parties shall continue to perform their respective duties in strict compliance with the requirements of this Agreement, regardless of the pending dispute.

13. DAMAGES AND INDEMNIFICATION

13.1 Liability.

The Developer shall be liable for all injuries and conditions that are caused by or result from the Developer's actions, including but not limited to the Developer's failure to perform in accordance with the terms of this Agreement. To the extent that the County and Developer are joint tortfeasors, losses shall be apportioned in the manner described in Section 13.3, below.

13.2 Developer's Indemnification.

(a) To the greatest extent allowed by Applicable Law, the Developer releases and shall indemnify, hold harmless, and, if requested by the County, defend, each of the County Indemnified Parties from and against every Indemnified Loss that is caused by or results from, directly or indirectly, in whole or in part, any negligent or willful act or omission of the Developer, the Developer's officers, employees, agents and invitees, any tier of subcontractor to the Developer or any subcontractor to a subcontractor of the Developer, or anyone employed by any of those Persons for whose acts or omissions any of them may be liable, except to the extent resulting from the negligent acts or omissions of the County Indemnified Party. The obligation of the Developer under this Section 13.2 is absolute and unconditional; it is not conditioned in

any way on any attempt by a County Indemnified Party to collect from an insurer any amount under a liability insurance policy, and is not subject to any set-off, defense, deduction, or counterclaim that the Developer might have against the County Indemnified Party.

(b) It is the intent of this Section 13.2 that the Developer's indemnification obligations include all joint and several liability of the Developer, any subcontractor to the Developer, or any subcontractor to a subcontractor of the Developer, and anyone directly or indirectly employed by any of them, or anyone for whose acts or omissions any of them may be liable.

(c) The County may employ any outside counsel of its choice or may use its in-house counsel to enforce or defend its right to indemnity provided by this Agreement. If a County Indemnified Party requests that the Developer defend it with respect to any Indemnified Loss, the County Indemnified Party may participate in the defense at its sole cost and expense. The Developer shall advance or promptly reimburse to a County Indemnified Party any and all costs and expenses incurred by the County Indemnified Party in connection with investigating, preparing to defend, settling, or defending any legal proceeding for which the County Indemnified Party is entitled to indemnification under this Agreement.

13.3 Contribution.

In the event of joint negligence on the part of the County and the Developer, any loss and costs shall be apportioned in accordance with the provisions of Section 768.31, Florida Statutes, the Uniform Contribution Among Tortfeasors Act, as it exists on the Effective Date, subject to the recovery limits set forth in Section 768.28, Florida Statutes, in effect on the Effective Date.

13.4 Fines and Penalties.

If the Developer fails to comply with any Applicable Law, the Developer shall promptly pay to the County the following:

(1) All lawful fines, penalties, and forfeitures charged to the County by any judicial order or by any Governmental Authority responsible for the enforcement of the Applicable Law; and

(2) The actual costs incurred by the County as a result of the Developer's failure to comply with the Applicable Law, including any costs incurred in investigating and remedying the conditions which led to or resulted from the Developer's failure to comply with the Applicable Law.

13.5 No Personal Liability.

Nothing in this Agreement shall be construed as creating any personal liability on the part of any officer, employee, agent or representative of the County or the Developer.

14. DEVELOPER'S INSURANCE

14.1 Developer's Insurance.

The Developer shall maintain, on a primary basis and at its sole expense, at all times after the Effective Date until this Agreement expires or is terminated, policies of insurance that insure the Contactor against claims, demands, or causes of action for injuries received or damages to people or property relating to the Developer's acts and omissions under this Agreement. At a minimum, the Developer shall maintain the insurance coverage, limits, and endorsements described herein. The requirements contained herein, as well as the County's review or acceptance of insurance maintained by the Developer, are not intended to and shall not in any manner limit or qualify the liabilities or obligations assumed by Developer under this Agreement.

14.2 Commercial General Liability.

On and after the Effective Date, Developer shall maintain Commercial General Liability with the following minimum limits and coverage:

Each Occurrence/General Aggregate	$1,000,000/$2,000,000
Products – Completed Operations	$2,000,000
Personal and Adv. Injury	$1,000,000
Fire Damage	$ 200,000
Contractual Liability	Included

The General Liability insurance form shall be no more restrictive than the latest edition of the Occurrence Form Commercial General Liability policy (CG 00 01) of the Insurance Services Office or equivalent, without restrictive endorsements. Coverage shall not contain any endorsement(s) excluding nor limiting Products/Completed Operations, Contractual Liability or Cross Liability any further than the restrictions included in the latest edition of the Occurrence Form Commercial General Liability policy (CG 00 01) or equivalent. The coverage shall include: (1) Bodily Injury and Property Damage; (2) Premises and Operations; (3) Independent Contractors; (4) Products and Completed Operations; (5) Broad Form or equivalent Contractual Coverage applicable to the Agreement and consistent with the indemnification and hold harmless provisions in the Agreement; (6) Broad Form or equivalent Property Damage Coverage; and (7) Personal Injury Coverage; all with employment and contractual exclusions removed and deleted.

14.3 Business Automobile Liability.

On and after the Effective Date, Developer shall maintain Business Automobile Liability at a limit of liability not less than $1,000,000 Combined Single Limit / Each Accident. Coverage shall include liability for Owned, Non-Owned & Hired automobiles.

14.4 Pollution Liability.

On and after the Commencement of Construction, Developer shall maintain Pollution Liability at a minimum limit not less than $2,000,000 Each Occurrence / $2,000,000 Aggregate including all sudden and non-sudden events.

14.5 Excess Liability.

On and after the Commencement of Construction, Developer shall maintain Excess Liability at a limit of liability not less than $5,000,000 Each Occurrence / $5,000,000 Aggregate. Developer shall include each required policy herein as an underlying policy on the Excess Liability, unless the total combined limit of the Excess Liability is satisfied in the required policy. Developer shall endorse the County as an "Additional Insured" on the Umbrella or Excess Liability, unless the Certificate of Insurance states the Excess Liability provides coverage on a "True Following-Form" basis. This liability may be satisfied by the Umbrella Liability form, and the limit may be satisfied by multiple layers of coverage.

14.6 Worker's Compensation Insurance & Employers Liability.

On and after the Commencement of Construction, Developer shall maintain Worker's Compensation Insurance & Employers Liability in accordance with Chapter 440, Florida Statutes. Developer shall maintain Employers' Liability Limits not less than $1,000,000 Each Accident, $1,000,000 Disease Each Employee, and $1,000,000 Disease Policy Limit.

14.7 Additional Insured Endorsements.

Developer shall endorse its insurance with the County as an Additional Insured as follows: (1) for the Commercial General Liability, the Developer shall endorse the County with either a CG 2026 Additional Insured – Designated Person or Organization endorsement or CG 2010 Additional Insured – Owners, Lessees, or Developers – Scheduled Person or Organization endorsement, or similar endorsement; (2) for the Business Automobile Liability, the Developer shall endorse the County with a CA 2048 – Designated Insured, or similar endorsement; (3) for the Pollution Liability, the Developer shall endorse the County with the standard Additional Insured endorsement filed by the insurer for use in the State of Florida; and (4) for the Excess Liability, the Developer shall endorse the County as an "Additional Insured" on the Umbrella or Excess Liability, unless the policy provides coverage to the underlying policies on a "True Following-Form" basis. The Additional Insured shall read "St. Lucie County, Florida, a political subdivision of the State of Florida, and its Board of County Commissioners" for all endorsements. These endorsements shall specifically state that the coverage afforded by the endorsement shall be provided on a primary and non-contributory endorsement. This primary and non-contributory language can be included in the additional insured endorsement, can be provided in a separate stand-alone endorsement, or this language can be included in the actual liability coverage form for the line of insurance coverage that is being evidenced to the County. A copy of any endorsement issued to extend coverage to the County must be provided when evidencing insurance to the County.

14.8 Waiver of Subrogation.

Developer agrees to a Waiver of Subrogation for each policy required herein. When required by the insurer, or should a policy condition not permit Developer to enter into an pre-loss agreement to waive subrogation without an endorsement, then Developer agrees to notify the insurer and request the policy be endorsed with a Waiver of Transfer of Rights of Recovery Against Others, or its equivalent. This Waiver of Subrogation requirement shall not apply to any

policy that includes a condition specifically prohibiting such an endorsement, or voids coverage should Developer enter into such an agreement on a pre-loss basis. A copy of any endorsement issued to extend coverage to the County must be provided when evidencing insurance to the County.

14.9 Certificate(s) of Insurance.

Developer shall provide the County with Certificates of Insurance evidencing that all coverages, limits, and endorsements required herein are maintained and in full force and effect. With regard to the insurance required pursuant to Sections 14.2 and 14.3, above, the initial Certificate of Insurance shall be delivered to the County Attorney at least five (5) days before the Effective Date. With regard to the insurance required pursuant to Sections 14.4, 14.5, and 14.6, above, the initial Certificate of Insurance shall be delivered to the County Attorney at least five (5) days before the Commencement of Construction. Each Certificate of Insurance shall provide for a minimum of thirty (30) days prior written notice to the County of any cancellation of coverage. The Developer shall ensure that such notice is provided to the County. Each Certificate of Insurance shall identify the County's RFQ (No. 14-057) and this Agreement in the certificate. The Certificate Holder shall be identified as:

St. Lucie County, Florida
2300 Virginia Avenue
Fort Pierce, Florida 34982

Each Certificate of Insurance shall evidence a waiver of subrogation in favor of the County, that coverage shall be primary and noncontributory, and that each policy includes a Cross Liability or Severability of Interests provision. The Certificates of Insurance shall be provided to the County Attorney's Office at the address provided above. The Developer shall ensure that current Certificates of Insurance are on file with the County at all times during the term of this Agreement and such certificates comply with the requirements herein.

14.10 Deductibles, Self-Insured Retentions, and Supplemental Coverage.

Developer shall be solely responsible for any costs or expenses as a result of a coverage deductible, coinsurance penalty, or self-insured retention. When a self-insured retention or deductible exceeds Two Hundred Fifty Thousand Dollars ($250,000) for any of the foregoing required policies, the County reserves the right, but not the obligation, to review and request a copy of the Developer's most recent annual report or audited financial statements to determine the reasonability of the retention levels, based on the financial capacity of Developer. At the County's option, the Developer may be required to reduce the self-insured retentions, or the Developer shall be required to procure a bond guaranteeing payment of losses and related claims expenses, except as provided in Section 14.13, below.

The County shall be exempt from, and in no way liable for, any sums of money that may represent a deductible or self-insured retention in any insurance policy. The payment of such deductible or self-insured retention shall be the sole responsibility of the Developer and any subcontractor providing the insurance.

For policies written on a "Claims-Made" basis, Developer shall maintain a Retroactive Date prior to or equal to the Effective Date of this Agreement. In the event the policy is canceled, non- renewed, switched to an Occurrence Form, retroactive date advanced, or any other event triggers the right to purchase a Supplemental Extended Reporting Period (SERP) coverage during the term of this Agreement, Developer agrees to purchase a SERP with a minimum reporting period not less than two (2) years. The requirement to purchase a SERP shall not relieve Developer of the obligation to provide replacement coverage.

14.11 Right to Revise or Reject.

The County reserves the right, but not the obligation, to reject any insurance policy that fails to meet the criteria stated herein. Additionally, the County reserves the right, but not the obligation, to review or reject any insurer providing coverage due to its poor financial condition or failure to operate in compliance with Applicable Laws. Neither the County's approval of any insurance provided by the Developer or a subcontractor, nor its failure to disapprove such insurance, shall relieve the Developer or a subcontractor of any part or all of its responsibility for any liability, damages, or accidents, as set forth herein.

14.12 Minimum Requirements for Insurance.

All of the insurance provided by the Developer pursuant to this Agreement shall be issued by an insurance company or companies licensed or approved to do business in the State of Florida with a minimum rating of "A" in accordance with the latest edition of A.M. Best's Insurance Guide. Additionally, the Financial Category Size must be "X" or greater.

14.13 Other Insurance Requirements.

At its option, the County may allow the Developer to be self-insured for one or more lines of coverage. In such circumstances, the Developer shall be required to demonstrate to the satisfaction of the County that the Developer has adequate financial resources to defend and cover all claims in the amounts and categories required by the County. If the Developer provides the County with a certificate of self-insurance issued by the State of Florida for the required insurance, the certificate shall be deemed sufficient to demonstrate that the Developer has adequate financial resources to defend against potential claims.

The Developer shall immediately advise the County of pending or threatened litigation if such litigation will reduce the coverage provided to the County.

An insurer shall have no right of recovery against the County. The required insurance policies shall protect the Developer and the County, and they shall be the primary coverage for any losses covered by the policies. The Developer shall provide written confirmation that any company issuing insurance pursuant to this Agreement agrees it has no recourse against the County for payment of premiums or assessments in any form for such insurance.

The Developer shall be responsible for all of its subcontractors (if any) and their insurance. Each subcontractor shall provide certificates of insurance to the Developer that demonstrate coverage and terms in compliance with the requirements applicable to the

Developer. The Developer's liability under this Agreement shall not be limited by the presence or absence of any insurance that is to be maintained by the Developer's subcontractors.

15. PERFORMANCE AND PAYMENT BONDS

(a) The Developer shall furnish to the County performance and payment bonds to ensure the Developer's faithful performance of the requirements contained in this Agreement.

(b) At least thirty (30) days before the Commencement of Construction, the Developer shall provide the County Attorney with a performance and payment bond sufficient to ensure full performance and payment to all contractors and subcontractors providing services or materials for the construction of the new Maintenance Building, the new Office Building, and the Facility. The form and content of the bond are subject to the County's prior approval, which shall not be unreasonably withheld. The Developer may satisfy the requirements in this Section 15(b) by requiring its general contractor to provide the performance and payment bond, but the Developer shall remain liable to the County for any defect or deficiency in the bond, or any deficiency in the payments to any contractor or subcontractor of any tier, which results in or causes the County to suffer any actual damages. The performance and payment bond shall comply with any applicable requirements in Section 255.05, Florida Statutes, and Applicable Laws.

(c) In addition to the requirements in Section 15(b), at least thirty (30) days before the Commencement of Operations, the Developer shall furnish to the County an irrevocable, annually renewable, operations performance bond or a letter of credit, escrow account, or other similar financial assurance mechanism ("Financial Assurance Mechanism") in the amount of Five Million Dollars ($5,000,000) to provide funds, if needed, for the removal of the Facility and restoration of the Site pursuant to Section 10.4, upon termination of this Agreement. The Financial Assurance Mechanism shall be maintained in effect until the Facility Processes seven thousand (7,000) Tons per week of Solid Waste (as described in Section 4.1, above) for twenty-four (24) consecutive months (i.e., one hundred four (104) consecutive weeks). Thereafter, the Developer shall maintain the Financial Assurance Mechanism in place if the County pays the premium for the performance bond or otherwise reimburses the Developer for the out-of-pocket cost of maintaining the Financial Assurance Mechanism. If this Agreement is terminated while the Financial Assurance Mechanism is in effect, the Financial Assurance Mechanism shall be used to pay for the removal of the Facility and restoration of the Site as provided in Section 10.4 of this Agreement, if the Developer fails to comply with its obligations under Section 10.4, below.

(d) The form and content of the bonds and Financial Assurance Mechanism shall be subject to the prior written approval of the County Attorney. The bonds shall be issued by a surety company that is acceptable to the County. At a minimum, the surety company shall be rated "A" or better as to management and "FSC X" or better as to strength by Best's Insurance Guide or Surety, and must be listed on the U.S. Treasury Department's list of acceptable sureties for federal bonds. The Surety must demonstrate that it has been in business and has a record of successful and continuous operation for at least five (5) years. The bonds shall: (a) contain any provisions required by Applicable Law; (b) guarantee the performance of the Agreement; and (c)

not be canceled or not renewed without at least thirty (30) calendar days prior written notice to the County.

(e) Maintenance of the bonds and a Financial Assurance Mechanism and the performance by the Developer of all of the obligations under this Section 15 shall not relieve the Developer of liability under the default and termination provisions set forth in this Agreement or from any other liability resulting from any breach of this Agreement. The payment bond and any performance bond may be "called" or and used if there is any default or breach of this Agreement by the Developer. Calling or using the payment bond or performance bond shall not restrict or preclude the use of any other remedies available against the Developer for breach, default, or damages.

16. DEVELOPER'S RELATIONSHIP WITH THE COUNTY

16.1 Availability of Developer's Representatives.

During the Term of this Agreement, the Developer shall cooperate with the County in every reasonable way to facilitate the successful completion of the activities contemplated under this Agreement. The Director shall have twenty-four (24) hour access to the Manager via telephone and electronic mail. Answering machines, pagers, or other devices that do not provide for immediate contact with the Manager shall not satisfy the requirements of this paragraph. The Manager shall meet with the Director within five (5) Business Days after receiving a request for a meeting to discuss the Developer's performance under this Agreement or other issues of concern to the Director.

16.2 Director's Review of Developer's Performance.

The Director is hereby designated as the public official responsible for the day-to-day administration of this Agreement by the County. The Developer shall diligently work with the Director to formulate and adopt procedures that will facilitate the Developer's performance under this Agreement and the Director's review of the Developer's work.

16.3 Right to Inspect Developer's Operations.

The County shall have the right to inspect the Developer's facilities and operations on the Site at any reasonable time to determine whether the Developer's performance complies with the requirements of this Agreement. The Developer shall make its facilities and operations available for the County's inspection and shall cooperate fully. The County is not obligated to provide advance notice of its inspections.

16.4 Right to Approve.

Whenever this Agreement authorizes the County or one of its representatives (e.g., the Director) to approve a request by the Developer, the County shall have the right to withhold its approval until the Developer submits all of the information reasonably needed to evaluate the Developer's request. The County shall fairly and objectively evaluate the information provided by the Developer, as well as any other relevant facts. The consent of the County shall not be unreasonably withheld or delayed, except as otherwise explicitly provided herein. However, the

County shall have the exclusive right to weigh the relevant facts and determine whether the approval of the Developer's request is consistent with the requirements in this Agreement and the public interest.

16.5 Educational Tours.

When requested by the Director, the Developer shall conduct educational tours of the Facility for the County, students, and other members of the public. The Director shall provide reasonable advance notice to the Developer before scheduling any such tours. The Director shall coordinate with the Developer to ensure that such tours do not unduly interfere with the Developer's operations at the Facility.

17. RECORDKEEPING AND REPORTING REQUIRMENTS

17.1 General Recordkeeping.

The Developer shall be solely responsible for keeping all of the records and documents necessary to demonstrate that Developer has performed its duties in compliance with the requirements in this Agreement. At a minimum, the Developer's records shall include copies of: (1) all Permits required for the Developer's activities under this Agreement; (2) all Citations; (3) all correspondence to and from the FDEP and other Governmental Authorities concerning the Developer's activities under this Agreement; (4) all logs and reports required by the Permits or this Agreement; and (5) any other documents necessary to confirm that the Developer has performed in accordance with this Agreement. The Developer's records shall be accurate, well-organized and up-to-date at all times. The Developer's records concerning its performance under this Agreement shall be kept in the Developer's office at the Site or in another location in St. Lucie County during the Term of this Agreement. Thereafter, such records shall be retained by the Developer for a minimum of five (5) years after the termination or expiration of this Agreement.

17.2 Format of Reports.

All of the Developer's reports to the County shall be submitted in an electronic (digital) format that is compatible with the County's software (e.g., Microsoft Word; pdf). Hard copies also shall be provided, if requested by the Director or if they are expressly required herein. The general format and content of the Developer's reports are subject to the Director's approval.

17.3 Accident Reports.

The Developer shall notify the Director of any accidents involving the Developer's staff, vehicles, or equipment that occur while the Developer is performing services under this Agreement and result in personal injuries or damage to public or private property. In all such cases, oral notice shall be provided within six (6) hours of the accident and a written report shall be provided to the Director within one (1) Business Day of the accident. If any issues are unresolved at that time, a subsequent report shall be provided to the Director within two (2) Business Days following the ultimate disposition of the case. The oral and written reports shall include the date and time of the event, a description of the event, an estimate of the damages and

injuries (if any) caused by the event, and a description of how the event and any associated damages and injuries were handled or will be handled.

17.4 Environmental Reporting.

The Developer shall keep the Director informed about the status of the Developer's compliance with applicable environmental laws. Accordingly, the Developer shall provide the Director with a copy of the following documents within five (5) Business Days after the Developer sends such documents to or receives such documents from the FDEP or another Governmental Authority with jurisdiction over environmental issues: (a) all documents concerning unauthorized spills, discharges, or releases of Solid Waste, leachate, or other solid or liquid wastes on the Site; (b) all documents concerning the Developer's failure or inability to comply with any Permit or Applicable Law; (c) applications for construction, operation, and renewal Permits; and (d) reports and related documents concerning the Facility's airborne emissions, liquid discharges, and impacts to surface water and ground water.

17.5 Right to Inspect and Audit Records.

(a) The County's documents concerning this Agreement are public records and are subject to inspection by the Developer and other members of the public at any reasonable time, pursuant to Chapter 119, Florida Statutes.

(b) Developer shall cooperate with the Director and provide every reasonable opportunity for the County to ascertain whether the duties of the Developer are being performed properly. Developer shall promptly provide any information regarding the services provided by the Developer under this Agreement, in addition to the information required explicitly by this Agreement, that the Director or the Developer reasonably deem relevant under the circumstances.

(c) The County shall have the right to inspect, copy, and audit, at the County's expense, all of the Developer's records concerning the Developer's services under this Agreement, except confidential personnel records, financial records, and trade secrets, as defined by Applicable Law. The County may exercise this right as often as the County deems appropriate. The Developer's records shall be made available for inspection at the Complex during normal business hours, within five (5) Operating Days after the County requests the records. The Developer may provide electronic copies of the records, in lieu of hard copies.

17.6 Public's Right to Inspect Developer's Records.

The Developer shall comply with all applicable requirements contained in the Florida Public Records Law (Chapter 119, Florida Statutes), including but not limited to any applicable provisions in Section 119.0701, Florida Statutes. To the extent that the Developer and this Agreement are subject to the requirements in Section 119.0701, Florida Statutes, the Developer shall:

(a) keep and maintain all records that ordinarily and necessarily would be required to be kept by the County in order to perform the services provided hereunder, for a minimum of five (5) years after the termination or expiration of this Agreement;

(b) provide the public with access to public records on the same terms and conditions that the County would provide the records and at a cost that does not exceed the cost specified in Chapter 119, Florida Statutes, or other laws;

(c) ensure that public records that are exempt or confidential and exempt from public records disclosure requirements are not disclosed, except as authorized by law; and

(d) comply with all requirements for retaining public records and transfer, at no cost, to the County all records in the possession of the Developer at the expiration or termination of this Agreement, and destroy all public records that are confidential and exempt from public records disclosure requirements.

If the Developer fails to comply with the requirements in Sections 17.5(a) through (d), the County may enforce these provisions in accordance with the terms of this Agreement.

18. COMPLIANCE WITH APPLICABLE LAWS

18.1 Compliance with Applicable Laws.

At all times, the Parties shall comply with all Applicable Laws governing their activities under this Agreement.

18.2 Regulatory Compliance and Citations.

The Developer shall respond promptly to all Citations concerning the Developer's activities under this Agreement. The Developer shall provide notice and a copy of each Citation to the Director promptly after the Citation is received by the Developer. Thereafter, the Developer shall keep the County informed about the on-going status of the Developer's efforts to address the Citation and the Developer shall provide notice to the Director when the Citation has been satisfactorily resolved. The Developer shall pay all costs of investigating and responding to a Citation, all costs of correcting deficiencies and achieving compliance with Applicable Laws, and all fines assessed as a result of the Developer's non-compliance.

19. ADMINISTRATIVE CHARGES

19.1 Basis for Administrative Charges.

The Parties have established the terms and amounts of the administrative charges set forth herein, and the Parties agree that the administrative charges are reasonable under the circumstances. The Parties also have consulted with their legal counsel and confirmed that these administrative charges are appropriate.

19.2 Administrative Charges During Term of Agreement.

Throughout the Term of the Agreement, the Administrator shall assess administrative charges as follows:

(a) Failure to comply with the provisions in the Operations Plan, Permits, or Applicable Law concerning the control of litter on the Site, within two (2) Business Days after receiving written notice from the Director concerning the deficiency in Developer's operations, shall result in the imposition of an assessment of two hundred fifty dollars ($250) per calendar day.

(b) Failure to comply with the provisions in the Developer's odor control plan within one (1) Business Day after receiving written notice from the Director concerning the deficiency in Developer's operations, shall result in the imposition of an assessment of two hundred fifty dollars ($250) per calendar day.

(c) Failure to comply with the provision in the odor control plan within twenty-four (24) hours after receiving written notice from the Director that Developer's failure to comply is causing Objectionable Odors in Off-Site areas, shall result in the imposition of an assessment of one thousand dollars ($1,000) per calendar day. This assessment shall increase to three thousand dollars ($3,000) per calendar day if Developer fails to comply with the requirements in the odor control plan for more than seventy-two (72) hours after Developer receives the Director's written notice.

(d) Failure to prevent Objectionable Odors in off-Site areas within twenty-four (24) hours after receiving written notice from the Director that Developer 's activities on the Site are causing such odors, shall result in the imposition of an assessment of one thousand dollars ($1,000) per calendar day.

(e) Failure to control stormwater or leachate on the Site in compliance with the Operations Plan, Permits, or Applicable Law within forty-eight (48) hours after receiving written notice of the deficiency from the Director, shall result in the imposition of an assessment of five hundred dollars ($500) per calendar day.

(f) Failure to maintain or provide documents in the manner required herein (e.g., see Section 17), within five (5) Business Days after receiving written notice of the deficiency from the Director, shall result in the imposition of an assessment of one hundred dollars ($100) per Business Day.

(g) Failure to timely file any report or document required herein (e.g., see Section 17), within five (5) Business Days after receiving written notice of the deficiency from the Director, shall result in the imposition of a one hundred dollars ($100) assessment for each Business Day that each report or document is late.

(h) Failure to clean up Solid Waste, liquids, or materials that are spilled on the Site or Complex by Developer, within forty-eight (48) hours after receiving written notification by the Director, shall result in the imposition of a one hundred dollar ($100) assessment per event per day.

20. MISCELLANEOUS PROVISIONS

20.1 Binding Effect.

This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

20.2 Transfer of Agreement and Subcontractors.

(a) Except as set forth in Section 20.2(b), the transfer or assignment of this Agreement shall require the prior written consent of the non-transferring Party, which consent shall not be unreasonably withheld. Any single transaction or combination of transactions that results in a controlling or majority interest in Developer, or substantially all of Developer's assets, being purchased by or merged with other Persons shall constitute a transfer of this Agreement.

(b) Developer may assign, pledge, hypothecate or otherwise transfer, as and for, among other purposes, collateral security, in connection with any financing or the refinancing of the Facility, including a sale of this Agreement, together with a sale of the Facility, combined with the lease back to Developer of the Agreement, as part of a sale-leaseback financing transaction. In connection with any such permitted transfer by Developer, the County agrees to execute a written consent to such collateral assignment as may be reasonably requested, which collateral assignment may include, among other terms, the County's agreement not to terminate this Agreement on account of any Event of Default without written notice to Developer's primary lender and first providing such lender with thirty (30) days to cure such Event of Default. If such written consent is not requested, Developer shall notify the County of any such assignment to the Developer's lender(s) no later than thirty (30) days after the assignment. Notwithstanding anything else contained herein, Developer shall not subcontract its duties or obligations under this Agreement concerning the operation of the Facility, without the prior written consent of the County. Before any subcontractor will be allowed to enter the Site, the Developer must provide the Director with written notice that identifies the name of the subcontractor and a brief description of the work to be performed by the subcontractor. In any case, no subcontract shall relieve Developer of any of its duties or obligations to the County under this Agreement.

20.3 Confidentiality.

The County acknowledges that it is important to the Developer that its trade secrets and confidential information not be disclosed to third parties. Accordingly, the Developer must clearly and explicitly label each page of each document as a confidential trade secret, and Developer must comply with Applicable Law, if Developer wishes to keep such document confidential. Notwithstanding anything else contained herein, the County shall have no liability to Developer for the disclosure of any document where disclosure of the document is required under the Florida Public Records Act (Chapter 119, Florida Statutes) or other Applicable Laws.

20.4 Notices And Other Communications.

All invoices, notices, requests, reports, authorizations, protests, and petitions provided for herein shall be in writing. Such documents shall be addressed to the individuals identified below, except where otherwise provided herein. All such documents shall be either (a) hand delivered, (b) mailed by registered or certified mail (postage prepaid), return receipt requested, or (c) sent by telecopy. The documents shall be deemed to have been duly delivered when personally delivered, or when transmitted by telecopier and receipt is confirmed by telephone, or when delivered by U.S. Mail or courier service, as shown by the return receipt. As of the Effective Date, Developer and the County designate the following as the appropriate people and places for delivering notices and other documents:

The County:

County Administrator
St. Lucie County
2300 Virginia Avenue
Ft. Pierce, Florida 34982

With a copy to:

County Attorney
St. Lucie County
2300 Virginia Avenue
Ft. Pierce, Florida 34982

Developer:

Neil Williams, Ph.D., P.E.
Green3Power St. Lucie, LLC
1000 Corporate Drive, Suite 200
Fort Lauderdale, Florida 33334
Tel: 954 202 6660
Email: nwilliams@green3power.com

With a copy to:

Robert Kohn
c/o Green3Power St. Lucie, LLC
1000 Corporate Drive, Suite 200
Fort Lauderdale, Florida 33334
Tel: 954 202 6660
Email: Robert@biopowercorp.com

Either Party may modify the contact information specified in this Section 20.4 by giving written notice to the other Party in compliance with the requirements in this Section 20.4.

20.5 Severability.

The provisions contained in this Agreement shall not be construed to require the County or Developer to take any action that is contrary to any Applicable Law. Should any provision, paragraph, sentence, word or phrase contained in this Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under the laws of the State of Florida or any Applicable Law, such provision, paragraph, sentence, word or phrase shall be deemed modified to the extent necessary to conform with such laws, or if not modifiable, then same shall be deemed severable, and in either event, the remaining terms and provisions of this Agreement shall remain unmodified and in full force and effect. This Agreement shall be construed as if such invalid, illegal, void or unenforceable provision had never been contained herein.

20.6 Waiver of Requirements.

No delay or failure to exercise a right under this Agreement shall impair such right or be construed to be a waiver thereof, and such right may be exercised from time to time and as often as deemed expedient. The failure of the County or Developer at any time to require performance by the other Party of any term in this Agreement shall in no way affect the right of the County or Developer thereafter to enforce same. Nor shall waiver by the County or Developer of any breach of any term of this Agreement be taken or held to be a waiver of any succeeding breach of such term or as a waiver of any term itself. To be effective, any waiver shall be in writing and signed by the Party granting such waiver. Any such waiver shall be limited to the particular right so waived and shall not be deemed to waive any other right under this Agreement.

20.7 Relationship Between the Parties.

Nothing in this Agreement shall create or be deemed to create a partnership or joint venture between the Parties. No Party will or is entitled to act as an agent for the other Party.

20.8 No Third Party Beneficiaries.

This Agreement does not create any third party beneficiaries. This Agreement confers no rights whatsoever upon any Person other than the County and Developer. This Agreement does not create and shall not be interpreted as creating any standard of care, duty, or liability to any Person not a Party hereto.

20.9 County Ordinances.

Notwithstanding any other provision contained in this Agreement, the County shall not enact, adopt, promulgate, modify or repeal any Applicable Law after the Effective Date and then obtain relief from any requirement in this Agreement based on that change in Applicable Law. This prohibition does not apply to the enactment, adoption, promulgation, modification, or repeal of an Applicable Law when such action is required pursuant to state or federal law, unless the County sought or solicited the enactment of the state or federal.

20.10 General Rules of Construction.

The following rules of construction will apply throughout this Agreement:

(a) Headings. Any headings used in this Agreement are for the purpose of convenience only and shall not affect the meaning or interpretation of the Agreement or document in question.

(b) Words of Inclusion. The word "including" shall not be construed to be a term of limitation. References to "included" matters or items will be regarded as illustrative and will not be interpreted as a limitation on, or an exclusive listing of, the matters or items referred to.

(c) Singular and Plural Forms; Genders. Whenever the context so requires, the singular includes the plural and the plural includes the singular. The gender of any pronoun includes the other genders.

(d) Delivery by the County. Whenever this Agreement refers to the delivery of Solid Waste or other material by the County, or uses similar terms, the Agreement shall be construed to mean delivery by or on behalf of the County, or delivery caused by or on behalf of the County, regardless of whether such language is expressly stated herein.

20.11 Counterparts.

This Agreement may be executed by each Party upon a separate copy, and in several counterparts, each of which will be deemed to be an original.

20.12 Amendments to Agreement.

This Agreement constitutes the entire agreement and understanding between the Parties hereto. This Agreement shall not be considered modified, altered, changed or amended in any respect unless the Agreement is amended in writing and the amendment is executed by Developer and the Board.

20.13 Entire Agreement.

This Agreement incorporates and includes all prior negotiations, correspondence, conversations, agreements and understandings applicable to the matters contained in this Agreement. The Parties agree that there are no commitments, agreements or understandings concerning the subject matter of this Agreement that are not contained herein. Accordingly, it is agreed that no deviation from the terms of this Agreement shall be predicated upon any prior representations or agreements, whether oral or written. This Agreement shall supersede all prior agreements among the Parties regarding the matters addressed herein. This Agreement supersedes the County's Request For Qualifications (RFQ No. 14-057) and the statement of qualifications that the Developer submitted in response to the County's RFQ.

20.14 Construction of Agreement.

The Parties acknowledge that they are represented by legal counsel and they have had meaningful input into the terms and conditions contained in this Agreement. Therefore, any doubtful or ambiguous provisions contained herein shall not be construed against the Party that physically prepared this Agreement. The rule sometimes referred to as "Fortius Contra Proferentum" shall not be applied to the interpretation of this Agreement.

20.15 Survival of Obligations After Termination.

Notwithstanding anything else contained herein, any term, condition, covenant, or obligation in this Agreement that requires performance by a Party subsequent to the termination of this Agreement shall remain enforceable against such Party subsequent to such termination.

20.16 Election of Remedies.

Except as otherwise provided herein, the remedies specified in this Agreement shall supplement, and not be in lieu of, any other remedies provided at law or in equity. The payment of any damages by a defaulting Party hereunder shall not constitute a defense for such defaulting Party, nor an election of remedies by the non-defaulting Party, nor serve as the basis for a claim of estoppel against the non-defaulting Party, nor prevent the non-defaulting Party from terminating this Agreement. A Party's decision to refrain from assessing damages, or suspending or terminating this Agreement, or seeking any other relief from any failure of a defaulting Party's performance, shall not constitute a waiver of the non-defaulting Party's right to pursue any other remedy or a waiver of its right to pursue a remedy for any future failure by a defaulting Party. No remedy conferred by this Agreement is intended to be exclusive of any other remedy. Each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity, by statute or otherwise. No single or partial exercise by any Party of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.

20.17 Permits and Licenses.

Each Party, at its sole cost and expense, shall obtain, maintain, and comply with in all material respects throughout the Term of this Agreement, all Permits, licenses and approvals necessary or required to perform its work and provide its services in the manner described herein. With respect to the obligations in this Section 20.17, no Party shall be deemed to be in default of this Agreement if and for so long as such Party is performing all of its obligations under this Agreement while operating under a consent order, consent agreement, compliance schedule, or other similar enforcement/compliance mechanism with FDEP or other Governmental Authority and is diligently and continuously working to cure any compliance issue with respect to any such Permit, license or approval.

20.18 Equal Opportunity Employment.

Developer agrees that it shall not discriminate against any employee or applicant for employment for work under this Agreement because of handicap, race, color, religion, sex, age, or national origin and shall take affirmative steps to ensure that applicants are employed and

employees are treated during employment by Developer, as applicable, without regard to race, color, religion, sex, age or national origin. This provision shall include, but not be limited to, the following: employment upgrading, demotion or transfer; recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeships. Developer agrees to furnish the County with a copy of its Affirmative Action Policy, upon request.

20.19 Compliance with Labor Laws.

Developer shall comply with all Applicable Laws concerning the protection and rights of employees, including, but not limited to, the Occupational Safety and Health Act and all implementing regulations, minimum wage laws, the Americans with Disabilities Act, and the Fair Labor Standards Act.

20.20 Legal Status of the Parties' Employees.

A Person employed by a Party shall have no right or claim to any pension, workers' compensation, unemployment compensation, civil service or other employee rights or privileges granted to the officers and employees of the other Party. Each Party shall have the sole responsibility for paying any wages and providing any employment benefits to its own employees and agents.

20.21 Taxes, Fees, and Assessments.

The Developer shall pay all sales, consumer, use, ad valorem, leasehold, and other taxes, fees, and assessments applicable to the Contractor's activities under this Agreement, including but not limited to ad valorem taxes and impact fees based on the Developer's leasehold interest in and use of the Site. The County shall have no liability under this Agreement for any such expenses.

20.22 Fair Dealing.

Each Party declares and warrants that it enters into this Agreement without reliance on or engaging in any collusion, bribery or fraud, that all of the Party's representations in this Agreement are made fairly and in good faith, and that no Board member, County officer, or County employee, directly or indirectly owns any of the assets or capital stock of Developer, nor will any such Person directly or indirectly benefit from the profits or emoluments of this Agreement, nor has Developer provided any gift to any such Person or their family.

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused it to be executed by their duly authorized officers or agents, all as of the Effective Date.

ATTEST:

DEPUTY CLERK

BOARD OF COUNTY COMMISSIONERS
ST. LUCIE COUNTY, FLORIDA

By: ____________________
Name: Paula A. Lewis
Title: Chair

APPROVED AS TO FORM AND LEGAL SUFFICIENCY:

By: ____________________
Daniel S. McIntyre
County Attorney

WITNESSES:

____
Signature

Thomas Roberts
Printed Name

7 day of August, 2015

____
Signature

BENJAMIN WILLIAMS
Printed Name

7 day of AUGUST, 2015

~~ATTEST:~~

____
~~SECRETARY~~

DEVELOPER

By: ______________________
Neil D. Williams, Ph.D., P.E.
President and CEO
Green3Power St. Lucie, LLC

7 day of August, 2015

STATE OF FLORIDA)
) SS:
COUNTY OF ST. LUCIE)

BEFORE ME, an officer duly authorized by law to administer oaths and take acknowledgments, personally appeared Neil D. Williams, Ph.D., P.E., President and CEO of Green3Power St. Lucie, LLC, an organization authorized to do business in the State of Florida, and he executed the foregoing Agreement as the proper official of Green3Power St. Lucie, LLC, for the uses and purposes mentioned in it and affixed the official seal of the corporation, and that the instrument is the act and deed of that corporation. He is personally known to me or has produced ______________________ as identification.

IN WITNESS OF THE FOREGOING, I have set my hand and official seal at in the state and county aforesaid on this 7th day of August, 2015.

____
NOTARY PUBLIC

My Commission Expires:

STEPHANIE BUSH
Commission # FF 196115
Expires March 27, 2019
Bonded Thru Troy Fain Insurance 800-385-7019

SCHEDULE 1

DEFINITIONS

The following definitions shall apply within the context of the Agreement as well as internally within the context of each definition. To the extent that definitions contained herein conflict with similar definitions in any federal, state or local law, the definitions contained therein shall prevail when interpreting the Agreement.

"Administrator" means the County's chief administrative officer or the Administrator's designee(s).

"Agreement" means this "Agreement for the Development and Operation of the St. Lucie Gasification Facility", including the Schedules and all properly authorized and executed amendments.

"Applicable Law(s)" shall mean any local, state or federal statute, law, constitution, charter, ordinance, judgment, order, decree, Permit, rule, regulation, directive, policy, standard or similar binding authority, or a judicial or administrative interpretation of any of the same, which are in effect or are enacted, adopted, promulgated, issued or enforced by a Governmental Authority during the Term of this Agreement, and relate in any manner to the performance of the County or Developer under this Agreement.

"Ash" means a waste or By-Product of the gasification process, primarily consisting of fly ash, which is collected following the gasification process in the baghouse and other particulate collection devices.

"Baling Building" means the structure designated as the Baling Building on Schedule 2, and all of the associated improvements.

"Billing Month" means each calendar month in each Billing Year, except that (a) the first Billing Month shall begin at 12:01 A.M. on the Commencement of Operations and end at midnight on the last day of the month in which the Commencement of Operations occurs and (b) the last Billing Month shall end on the day when this Agreement expires or is terminated.

"Billing Year" means the County's fiscal year, which begins on October 1 and continues through September 30 of the following year, except that (a) the first Billing Year shall commence at 12:01 A.M. on the Commencement of Operations and end at midnight on the last day of the County's fiscal year in which the Commencement of Operations occurred and (b) the last Billing Year shall end on the day when this Agreement expires or is terminated.

"Biomedical Waste" shall have the meaning provided in Section 403.703(2), F.S.

"Board" shall mean the Board of County Commissioners of St. Lucie County, Florida, or the Board's designee(s).

"Boiler Feedwater Standards" means the water quality standards set forth in Schedule 7.

"BTU" means British Thermal Unit.

"Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a Holiday.

"By-Products" means any product of, or material resulting from, the operation of the Facility that has value and can be put to a beneficial use.

"C&D Disposal Area" means the area at the Complex that is used for the disposal of C&D Debris.

"C&D Recycling Facility" means the structure that is designated as the C&D Recycling Facility on Schedule 2, and all of the associated equipment and improvements.

"Change in Law" means the adoption, promulgation, or modification of any Applicable Law after the Effective Date, which directly and substantially affects the Developer's or County's ability or cost to perform under this Agreement. A Change in Law does not include a change in any tax law or workers' compensation law.

"Citation" means any warning letter, notice of violation, cease and desist order, or similar document concerning a civil, criminal, or administrative enforcement proceeding involving the Facility or Developer's activities under this Agreement.

"Class I Landfill" shall mean the area at the Complex that is used for the disposal of Class I Waste.

"Class I Waste" shall have the same meaning as provided in Rule 62-701.200(13), F.A.C. Class I Waste shall include New Class I Waste and Excavated Class I Waste.

"Commencement of Construction" means the date when Developer begins the construction of the Facility in a continuous manner and on a full-time basis, as determined in accordance with Section 5.1(d) of the Agreement.

"Commencement of Operations" means the date when the Facility officially commences commercial operations, as determined in accordance with Section 5.1(j) of the Agreement.

"Commercially Reasonable Efforts" shall mean the use of all measures that a reasonably prudent Person would determine to be efficient, cost-effective, and commercially available under the circumstances.

"Completion of Construction" means that the construction of the Facility is substantially complete.

"Complex" means the County's land and the Solid Waste management facilities located at 6120 Glades Cut-Off Road, in the City of Ft. Pierce, Florida, including, but not limited to the Class I Landfill, the C&D Disposal Area, and the Baling Building.

"Construction and Demolition Debris" and "C&D Debris" have the meaning provided in Rule 62-701.200(24), F.A.C. Construction and Demolition Debris includes New C&D Debris and Excavated C&D Debris.

"Consumer Price Index" and "CPI" shall mean the "Consumer Price Index—All Urban Consumers," all items, not seasonally adjusted, for the Miami-Ft. Lauderdale, Florida area, Base Period 1982-84 = 100 (Series ID CUURA320SA0), as published by the U.S. Department of Labor, Bureau of Labor Statistics, or a successor agency.

"County" shall mean, depending on the context, either (a) the geographical area contained within St. Lucie County, Florida or (b) the government of St. Lucie County, acting through the Board or its designees.

"County Indemnified Parties" means the County, the Board of County Commissioners and each of its members, and every agent, officer, official, servant, and employee of the County.

"County Vehicle" means a truck or other motor vehicle that delivers Solid Waste to the Facility and is owned or operated by (a) the County or (b) the County's Franchisee, when the Franchisee is delivering Solid Waste on behalf of the County.

"Default Notice" shall have the meaning provided in Section 10.1 of this Agreement.

"Delivery Point" means the location designated by Developer where each delivery of Solid Waste shall be made by the County. Unless the Parties agree otherwise, the Delivery Point shall be the tipping floor inside the Baling Building.

"Developer" shall mean Green3Power St. Lucie, LLC.

"Diesel Fuel" means synthetic fuel that is produced at the Facility and complies with the criteria in Schedule 8 (Specification for No. 2 Diesel Fuel).

"Director" means the Director of the County's Solid Waste management operations or the Director's designee.

"Effective Date" shall mean the date when this Agreement is duly approved and executed by the Board, which shall occur after the Agreement is duly executed by Developer.

"Event of Default" shall have the meaning provided in Section 10.1 of the Agreement.

"Excavated C&D Debris" means C&D Debris that was placed in and subsequently removed from the C&D Disposal Area for Processing at the Facility. Excavated C&D Debris includes C&D wood, soil, cover material, and other materials excavated from the C&D Disposal Area.

"Excavated Class I Waste" means Class I Waste that was placed in and subsequently removed from the Class I Landfill for Processing at the Facility. Excavated Class I Waste includes soil, cover material, and other materials excavated from the Class I Landfill.

"Excavated Waste" means Solid Waste that was delivered to the County at the Complex, placed in the Class I Landfill or the C&D Disposal Area, and subsequently excavated and delivered to Developer for Processing at the Facility. Excavated Waste includes Excavated Class I Waste, Excavated Yard Trash, and Excavated C&D Debris.

"Excavated Yard Trash" means Yard Trash that was placed in and subsequently removed from the Landfills for Processing at the Facility.

"F.A.C." means the Florida Administrative Code.

"Facility" means the buildings, structures, improvements, equipment, appurtenances, and other assets on the Site that are employed by Developer in handling, storing, sorting, recycling, and gasifying Solid Waste.

"FDEP" means the Florida Department of Environmental Protection or any successor agency.

"Final Design" means the Developer's final plans and specifications for the construction of the Facility.

"Financial Assurance Mechanism" shall have the meaning provided in Section 15(c) of the Agreement.

"Florida Prompt Payment Act" means the Florida Prompt Payment Act contained in Section 218.70 et seq., Florida Statutes. If the Florida Prompt Payment Act is repealed, in whole or in part, such repealed portions shall continue to apply to this Agreement, unless such portions violate Applicable Law.

"Force Majeure" means an act, event, or condition that substantially and adversely affects the Developer's or the County's ability to perform under this Agreement, and is described in one or more of the provisions of (a) through (h), below:

(a) An act of God, including a hurricane, tornado, landslide, lightning, earthquake, fire, or flood, and any explosion, act of a public enemy, war, terrorism, blockade, insurrection, riot, or civil disturbance;

(b) Any order or judgment of any federal, state, or local court, administrative agency or other Governmental Authority, excepting decisions of federal courts interpreting federal tax laws and decisions of state courts interpreting state tax laws, if it is not also the result of the misconduct or negligent action or inaction of the Party relying thereon or of a Person for whom the Party relying thereon is responsible; provided that neither the contesting in good faith of any such order or judgment nor the failure to so contest shall constitute or be construed as a measure of willful misconduct or negligent action or inaction of such Party;

(c) The failure to issue, suspension, termination, interruption, denial, or failure of renewal of any Permit or approval essential to the Parties' activities under this Agreement; provided that such act or event is not the result of the misconduct or negligent action or inaction of the Party relying thereon or of a Person for whom the Party relying thereon is

responsible; and provided further that neither the contesting in good faith of any such action nor the failure to so contest shall constitute or be construed as a measure of willful or negligent action or inaction of such Party;

(d) A Change in Law;

(e) The failure of any appropriate federal, state, or local public agency or private utility having operational jurisdiction in the area in which the Site is located, other than the County, to provide and maintain utilities, services, water and sewer lines, and power transmission lines which are required for and essential to the operation of the Facility or Complex;

(f) Any unforeseen condition (including the presence of Hazardous Waste) which shall prevent, or require redesign or change in, the construction or operation of the Facility on the Site, provided that the condition was actually and constructively unknown to the Party claiming a Force Majeure event, and could have not been discovered with the use of reasonable diligence by the Party on or before the Effective Date of this Agreement; or

(g) The condemnation, taking, seizure, involuntary conversion, or requisition of title to or use of the Site or any material portion or part thereof taken by the action of any Governmental Authority, other than the County;

(h) Any act, event, or condition which is determined by mutual agreement of the County and Developer to be of the same general type, and subject to the same conditions, as those set forth in subparagraphs (a) through (g), above.

Notwithstanding anything else contained herein, Force Majeure shall not be deemed to include any act, event, or condition not described in subparagraphs (a) through (h) above, or any act, event, or condition over which a Party relying thereon (including any Person for whose performance such Party is responsible) reasonably has any influence or control, or any act, event, or condition arising out of labor strikes, labor shortages, or similar labor difficulties, or changing economic conditions or economic hardships.

"Franchisee" means the Person that is authorized by the County, pursuant to a franchise agreement, to collect Garbage in the County.

"Garbage" means all kitchen and table food waste, and animal or vegetative waste that is attendant with or results from the storage, preparation, cooking, or handling of food materials.

"Governmental Authority" means any local, regional, state, federal or other governmental agency or entity that has jurisdiction over any aspect of the Facility or the Parties' activities under the Agreement.

"Hazardous Waste" means any material or substance which by reason of its composition or characteristics is (a) a hazardous waste as defined in the Solid Waste Disposal Act, 42 USC §6901 et seq., as amended, replaced or superseded, and the regulations implementing same, or (b) a material regulated under the Toxic Substances Control Act, 15 USC §2601, et seq., as amended, replaced or superseded, and the regulations implementing same, or (c) special nuclear

or products material within the meaning of the Atomic Energy Act of 1954, or (d) treated as a hazardous waste, toxic waste, chemical waste, toxic substance or hazardous substance under the Florida Administrative Code, Florida Statues, or any other Applicable Law. If any Governmental Authority determines that a substance is hazardous or harmful to human health when Processed at the Facility, then such substance shall be deemed to be Hazardous Waste for the purposes of this Agreement.

"Holiday" means Independence Day, Thanksgiving Day, and Christmas Day, and any other day mutually designated as a Holiday by both Parties.

"Indemnified Loss" means all actual costs, losses, damages, expenses, and liabilities that a County Indemnified Party incurs or suffers pursuant to or in connection with any negligent or willful act or omission on the part of the Developer or any of its agents, employees, or subcontractors in the execution or performance of the Developer's obligations under or incidental to this Agreement. Such costs include, but are not limited to attorneys' fees, court costs, and expert witness fees in trial, appellate, and bankruptcy proceedings. An Indemnified Loss includes, but is not limited to: (a) any bodily injury, sickness, disease, or death; (b) any claim arising under or for any actual or alleged violation of any Applicable Law (including workers' compensation laws, environmental laws, and health and safety laws) or any common law duty; (c) any actual or alleged infringement of any intellectual rights or property of any Person; (d) any actual or alleged Pollution or damage or destruction to property, natural resources, or the environment; (e) any lawsuit resulting from or related to the designation by the Developer of any document or material as exempt from public disclosure; and (f) defending, settling, prosecuting, investigating, or participating in (as a witness or otherwise) any proceeding that arises out of or pertains to any of the foregoing; in each case, without regard to or limitation by the amount or type of benefits, damages, or compensation payable by or for the Developer, any subcontractor, or any subcontractor of a subcontractor under any insurance policy or any Applicable Law (including employee benefits, disability benefits, and workers' compensation laws).

"Insolvency Event" shall have the meaning provided in Section 10.1(b) of the Agreement.

"Interconnection Point" means the location at the boundary of the Site where the County's leachate pipeline shall interconnect with the Developer's leachate pipeline, pursuant to Section 5.2(g) of this Agreement.

"Landfills" means the Class I Landfill and the C&D Disposal Area, collectively.

"Lease" means a lease agreement between Developer and County for the Developer's use of the County's Site.

"Load" means any Solid Waste, Recyclable Material, and other cargo that is transported to the Site in a delivery vehicle.

"Manager" means the senior employee of Developer that is responsible for supervising and managing Developer's activities under the Agreement.

"Maintenance Building" means the building that the County uses as maintenance shop for the County's equipment and vehicles. The Maintenance Building is located at the Complex, as shown on Schedule 2.

"Monthly Report" means the report prepared by Developer pursuant to Section 6.16 of the Agreement.

"Municipal Solid Waste" or "MSW" shall have the meaning provided in Section 403.706(5), Florida Statutes.

"New C&D Debris" means C&D Debris that is delivered to the Complex and then delivered to the Facility, without being placed in either one of the Landfills before being delivered to the Facility.

"New Class I Waste" means Class I Waste that is delivered to the Complex and then delivered to the Facility, without being placed in either one of the Landfills before being delivered to the Facility.

"New Solid Waste" means Solid Waste that is delivered to the Complex and then delivered to the Facility, without being placed in either one of the Landfills before being delivered to the Facility. New Solid Waste includes New Class I Waste, New Yard Trash, and New C&D Debris.

"New Yard Trash" means Yard Trash that is delivered to the Complex and then delivered to the Facility, without being placed in either one of the Landfills before being delivered to the Facility.

"Objectionable Odors" means any odor present in the outdoor atmosphere which by itself or in combination with other odors, is or may be harmful or injurious to human health or welfare, which unreasonably interferes with the comfortable use and enjoyment of life or property, or which creates a nuisance.

"Office Building" means the County's administrative office building at the Complex, as shown on Schedule 2.

"Operations Plan" means the Developer's plan of operations at the Facility, as described in Section 5.1(h) of this Agreement.

"Parties" means the County and the Developer.

"Party" means the County or Developer, as the context may require.

"Permit Drawings" means the design drawings and specifications that the Developer submits to the FDEP or other Governmental Authority to obtain the Permits for the Facility.

"Permits" means any and all permits, licenses, approvals or other authorizations required by a Governmental Authority for the activities contemplated under the Agreement.

"Person" shall mean any and all persons, natural or artificial, including any individual, firm, partnership, joint venture, or other association, however organized; any municipal or private corporation organized or existing under the laws of the State of Florida or any other state; any county or municipality; and any governmental agency of any state or the federal government.

"Planned Outages" means periods of scheduled maintenance or other activities when Developer will reduce the rate at which the Facility is Processing Solid Waste.

"Pollution" shall have the meaning provided in Section 403.031(7), F.S.

"Process", "Processed", and "Processing" means to subject Solid Waste or other material to the gasification process at the Facility and thereby convert the material to gas, Ash, Diesel Fuel, and By-Products.

"Processing Fee" means the fee that the County will pay to Developer for Processing the County's Solid Waste.

"Prohibited Waste" means Solid Waste that shall not be Processed at the Facility because it is (a) Hazardous Waste; (b) prohibited by Permit or other Applicable Law; (c) Biomedical Waste; or (d) deemed to be an operational, health or safety hazard, as determined by Developer in consultation with the County. However, Prohibited Waste does not include Garbage, Yard Trash, Waste Tires, or the combustible components of C&D Debris.

"Receiving Time at the Complex" means the period when the Complex is open and available for the receipt and delivery of Solid Waste, as set forth in Section 5.2(d) of the Agreement.

"Receiving Time at the Facility" means the period when the Facility is open and available for the receipt and delivery of Solid Waste, as set forth in Section 5.3(d) of the Agreement.

"Recyclable Materials" shall have the meaning provided in Rule 62-701.200(98), F.A.C.

"Refuse Derived Fuel" means Solid Waste that has been sorted, shredded, and otherwise prepared to be used as fuel in the Facility.

"Rejectable Materials" means Solid Waste that cannot be Processed by the Facility or recycled. Rejectable Materials include, but are not limited to bricks, concrete, glass, and soil. However, Rejectable Materials do not include Garbage, Yard Trash, Waste Tires, or the combustible components of C&D Debris.

"Renewable Energy Credit" and "REC" mean all attributes of an environmental or similar nature that are created or otherwise arise from the Facility's generation of electricity or Diesel Fuel from Solid Waste in contrast with the generation of electricity or Diesel Fuel using nuclear or fossil fuels or other traditional resources, including all tax credits, cash grants in lieu of tax credits and other tax attributes and benefits. Forms of such attributes include any and all environmental air quality credits, green credits, including carbon credits, emissions reduction credits, greenhouse gas credits, certificates, tags, offsets, allowances, or similar products or

rights, howsoever entitled, (a) resulting from the avoidance of the emission of any Pollution, gas, chemical, or other substance, including mercury, nitrogen oxide, sulfur dioxide, carbon dioxide, carbon monoxide, particulate matter or similar pollutants or contaminants of air, water or soil gas, chemical, or other substance, and (b) attributable to the generation, purchase, sale or use of electricity, steam, or Diesel Fuel from the Facility. Renewable Energy Credits include those currently existing or arising during the Term under local, state, regional, federal, or international legislation or regulation relevant to the avoidance of any emission under any governmental, regulatory or voluntary program.

"Schedule" means a schedule attached to the Agreement, unless the context or usage of such term clearly indicates a reference to another document.

"Site" means the property and improvements at the Complex that will be leased and used by Developer pursuant to this Agreement and the Lease. The Site is generally depicted in Schedule 2 of the Agreement. The Site includes the Baling Building.

"Site Development Plans" means the plans, drawings, and specifications for the construction and operation of the Facility. The Site Development Plans includes the Permit Drawings and the Final Plans.

"Solid Waste" has the meaning provided in Section 403.703(32), Florida Statutes. Solid Waste includes, but is not limited to, New Solid Waste, Excavated Waste and Waste Tires.

"Source Separate Recyclable Materials" means Recyclable Materials that are separated by the generator (e.g., a business or homeowner) and set out for collection and Recycling by the County or its designee.

"Startup and Commissioning Period" means the time period after the Completion of Construction during which the Facility will operate intermittently while Developer's engineers test and adjust the Facility's operating systems and equipment in order to ensure that the Facility will Process at least seven thousand (7,000) Tons per week of Solid Waste (as described in Section 4.1 of the Agreement) on a continuous basis.

"Term" means the period of time when this Agreement is in effect.

"Tipping Fee" means the fee that is charged by the County for the disposal of Solid Waste at the Complex.

"Ton" means 2,000 pounds.

"TPD" means Tons per day.

"Trommel" means a revolving or vibrating screen that is used to reduce the amount of soil included in Excavated Waste.

"Unplanned Outages" means periods when Developer must reduce the rate at which the Facility is Processing Solid Waste because of an unexpected need for maintenance, repair or other reasons.

"Utility Services" means the provision of potable water, electricity, natural gas, and other similar utility services needed for the construction, commissioning, operation, or maintenance of the Facility, including but not limited to services for the discharge of any domestic wastewater (sewer) and industrial wastewater.

"Waste Tire" has the meaning provided in Rule 62-701.200(126), F.A.C.

"White Goods" shall have the meaning provided in Section 403.703(42), Florida Statutes.

"Yard Trash" has the meaning provided in Section 403.703(43), Florida Statutes. Yard Trash includes New Yard Trash and Excavated Yard Trash.

SCHEDULE 2

PRELIMINARY SITE DEVELOPMENT PLAN (PROPOSED FACILITIES)


GASIFICATION
DRAFT FACILITY DESIGN
SITE DEVELOPMENT PLAN 2
Maintenance Facility
Parking
Water Treatment
Fuel Storage
Office
Slagging Kiln
Combustion Tubes
Cyclone
Acid Gas Removal System
Ammonia Scrubber
HRSG Boilers
Fischer Tropsch Reactor
Condensation Chamber
ESP
Fan
Stacks
Powerhouse Building
Green Power
LUCIE
001

SCHEDULE 2

PRELIMINARY SITE DEVELOPMENT PLAN (EXISTING FACILITIES)



Interstate 95
Class 1 Landfill
Active Cell
Yard Waste Area
C&D Landfill
Admin. Offices
NORTH
C&D Recycling Facility
Baling Facility
Sunshine Pkwy
Storage building
Maint. / Offices
Scale House

SCHEDULE 3

DIAGRAM OF FACILITY


GASIFICATION DIESEL FUEL
PRODUCTION PROCESS FLOW DIAGRAM

SCHEDULE 4

PROCESSING FEES

The following Processing Fees shall be paid pursuant to Section 8 of the Agreement:

- New Class I Waste $20.00/ton;
- New Yard Trash $10.00/ton;
- New C&D Debris $10.00/ton;
- New Waste Tires $60.00/ton.

Processing Fees shall be adjusted annually, based on changes to the CPI, as described in Section 8.2 of this Agreement.

SCHEDULE 5

NECESSARY PERMITS AND APPROVALS

Pursuant to Section 9.1(e) of the Agreement, the Developer represents that the following Permits need to be obtained by the Developer for the performance of its duties and obligations under the Agreement:

(a) A Solid Waste Permit (modification) for a Waste Processing Facility
(b) An Environmental Resource Permit (modification)
(c) A Permit and/or Registration for Fuel and Chemical Storage Tanks
(d) An Air Construction Permit (modification)
(e) A Stormwater Discharge Permit
(f) A Land Use Permit (modification)
(g) A Permit for the Proposed Utility Systems
(h) A Building Permit

Pursuant to Section 9.2(e) of the Agreement, the County represents that the following Permits need to be obtained by the County for the performance of its duties and obligations under the Agreement:

(a) A Solid Waste Permit (modification)
(b) An Environmental Resource Permit (modification)

SCHEDULE 6

SAMPLE CALCULATIONS OF CPI ADJUSTMENTS

The following calculations use hypothetical values to demonstrate how the CPI adjustment should be determined pursuant to Section 8.2 of the Agreement. The first CPI adjustment will be effective on October 1, 2016.

Example 1:

CPI Adjustment on October 1, 2016
Current Processing Fee for New Class I Waste: $20.00 per Ton

Percentage change in CPI for previous 12 month period (calculated pursuant to Section 8.2(b) of the Agreement): 1.7%

Increase in Processing Fee (measured in dollars): $20.00 x 0.017 = $0.34

New Processing Fee: $20.00 + $0.34 = $20.34

Example 2:

CPI Adjustment on October 1, 2017
Current Processing Fee for New Class I Waste: $20.34

Percentage change in CPI for previous 12 month period (calculated pursuant to Section 8.2(b) of the Agreement): 8.0%*

Increase in Processing Fee (measured in dollars): $20.34 x 0.04 = $0.81*

New Processing Fee: $20.34 + $0.81 = $21.15

* Note: Pursuant to Section 8.2(c) of the Agreement, a single CPI adjustment to the Rate shall not exceed four percent (4%) in any year. Accordingly, the CPI adjustment in this hypothetical example shall be limited to four percent (4%).

Example 3:

CPI Adjustment on October 1, 2018
Current Processing Fee for New Class I Waste: $21.15

Percentage change in CPI for previous 12 month period (calculated pursuant to Section 8.2(b) of the Agreement): - 3% (i.e., the CPI declined by 3%)

Increase in Processing Fee (measured in dollars): $21.15 x 0.01 = $0.21**

New Processing Fee: $21.15 + $0.21 = $21.36

** Note: Pursuant to Section 8.2(d) of the Agreement, each CPI adjustment shall result in an increase of at least one percent (1%).

SCHEDULE 7

BOILER FEEDWATER STANDARDS

TABLE 3.16. ABMA RECOMMENDED BOILER WATER LIMITS AND ESTIMATES OF CARRYOVER LIMITS THAT CAN BE ACHIEVED

<------------------- CONDITIONS FOR WHICH "FCO" IS VALID----------------->

Drum Pressure, psig	Range Boiler Water Solids, ppm	Steam TDS Corresponding to BW TDS	Maximum Total Alkalinity ppm, as $CaCO_3$	Maximum Suspended Solids, ppm	Maximum FCO, Fractional Carryover *(Note 2)*
0 - 300	700-3500	0.2-1.0	*(Note 1)*	15	0.0003
301 – 450	1,000-3000	0.2-1.0	*(Note 1)*	10	0.0003
451 - 1,000	500-2500	0.2-1.0	*(Note 1)*	8	0.0004
601 – 750	200-1000	0.1-0.5	*(Note 1)*	3	0.0005
751 – 900	150-750	0.1-0.5	*(Note 1)*	2	0.0006
901 - 1000	125-625	0.1-0.5	*(Note 1)*	1	0.0007
1001-1800	100	0.1 *		1	0.001
1801-2350	50	0.1 *	Not Applicable*	1	0.002
2351-21,000	25	0.05*		1	0.002
2601-2900	15	0.05*		1	0.003

Note 1: 20% of Actual Boiler Water Solids
For TDS <100 ppm, the total alkalinity is dictated by the boiler water treatment.

Note 2: Does not include vaporous silica carryover.

TABLE 3.17. ASME Guidelines

Suggested Water Quality Limits
[Adapted from A.S.M.E. 1979 Consensus]

Boiler Type: Industrial water tube, high duty, primary fuel fired, drum type
Makeup Water Percentage: Up to 100% of feedwater
Conditions: Includes superheater, turbine drives, or process restriction on steam purity
Saturated Steam Purity Target [9]

Drum Operating Pressure [1]	0-2.07 (0-300)	2.08-3.10 (301-450)	3.11-4.14 (451-1,000)	4.15-5.17 (601-750)
Feedwater [7]				
Dissolved oxygen (mg/1 0_2) measured before oxygen scavenger addition [8]	<0.04	<0.04	<0.07	<0.07
Total Iron (mg/1 Fe)	≤0.100	≤0.050	≤0.030	≤0.025
Total Copper (mg/1 Cu)	≤0.050	≤0.025	≤0.020	≤0.020
Total Hardness (mg/1 $CaCO_3$)	≤0.300	≤0.300	≤0.200	≤0.200
pH range @ 25°C	7.5-10.0	7.5-10.0	7.5-10.0	7.5-10.0
Chemicals for preboiler system protection				
Nonvolatile TOC (mg/11 c)[6]	<1	<1	<0.5	<0.5
Oily matter (mg/1)	<1	<1	<0.5	<0.5
Boiler Water				
Silica (mg/1 $S10_2$)	≤150	≤90	≤40	≤30
Total Alkalinity (mg/1 $CaCO_3$) [2]	<350 [3]	<300 [3]	<250 [3]	<200 [3]
Free hydroxide alkalinity (mg/1 $CaCO_3$) [2]	Not specified			
Specific Conductance (umho/cm) @ 25°C without neutralization	<3500 [5]	<3000 [5]	2500 [5]	<2000 [5]

Notes for Table 3.17

1. With local heat fluxes >473.2 kW/m^2 (>150,000 Btu/hr/ft^2), use values for the next higher pressure range.
2. Minimum level of OH^- alkalinity in boilers below 6.21 MPa (900 psig) must be individually specified with regard to silica solubility and other components of internal treatment.
3. Maximum total alkalinity consistent with acceptable steam purity. If necessary, should override conductance as blowdown control parameter. If makeup is demineralized water at 4.14 MPa (1,000 psig) to 6.89 MPa (1000 psig), boiler water alkalinity and conductance should be that in table for 6.90-10.34 MPa (1001-1500 psig) range.
4. Not detectable in these cases refers to free sodium or potassium hydroxide alkalinity. Some small variable amount of total alkalinity will be present and measurable with the assumed congruent or coordinated phosphate-pH control or volatile treatment employed at these high pressure ranges.
5. Maximum values often not achievable without exceeding suggested maximum total alkalinity values, especially in boilers below 6.21 MPa (900 psig) with >20% makeup of water whose total alkalinity is >20% of TDS naturally or after pretreatment by line-soda, or sodium cycle ion exchange softening. Actual permissible conductance values to achieve any desired steam purity must be established for each case by careful steam purity measurements. Relationship between conductance and steam purity is affected by too many variables to allow its reduction of a simple list of tabulated values.
6. Nonvolatile TOC is that organic carbon not intentionally added as part of the water treatment regime.
7. Boilers below 6.21 MPa (900 psig) with large furnaces, large steam releases space and internal chelant, polymer, and/or antifoam treatment can sometimes tolerate higher levels of feedwater impurities than those in the table and still achieve adequate deposition control and steam purity. Removal of these impurities by external pretreatment is always a more positive solution. Alternatives must be evaluated as to practicality and economics in each individual case.
8. Values in table assume existence of a deaerator.
9. No values given because steam purity achievable depends upon many variables, including boiler water total alkalinity and specific conductance as well as design of boiler, steam drum internals, and operating conditions (note 5). Since boilers in this category require a relatively high degree of steam purity, other operating parameters must be set as low as necessary to achieve this high purity for protection of the superheaters and turbines and/or to avoid process contamination.

SCHEDULE 8

SPECIFICATION FOR NO. 2 DIESEL FUEL

ASTM D 975, Grade No. 2-D S15 Specification

Property	ASTM Method	Specifications	
		Minimum	Maximum
Color, ASTM	D 1500		1.5
Doctor Test	D 4952		Negative[3]
Sulfur, ppm	D 5453		15
Distillation - 90 percent recovered, °C	D 86	282	338
Flash Point, °C	D 93	52	
Density, Kg/m^3	D 4052		876
Viscosity @ 40 °C, mm^2/S (cSt)	D 445	1.9	4.1
Cold Filter Plugging Point (CFPP), °C	D 6371		
Summer[1]			-6
Winter[2]			-12
Cetane Index	D 976	41	
Corrosion, Copper Strip, Rating 3h @ 50 °C	D 130		1B
Carbon - Residue on 10% Distillation, % Mass	D 4530		0.35
Ash, % Mass	D 482		0.01
Water & Sediment, Volume Percent	D 2709		0.05
Haze Point	D 4176	Clear and bright @ ambient Temperature	
Conductivity, pS/m	D 2624	50	
Lubricity, High Frequency Reciprocating Rig (HFRR) @ 60 °C, micron	D 6079		520

Notes:

1. Summer: 1 March to 31 October (Northern Hemisphere)
2. Winter: 1 November to 29 February (Northern Hemisphere)
3. If Doctor Test is positive, then mercaptan sulfur must be less than 30 ppm